UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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The Brink’s Company

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The Brink’s Company

1801 Bayberry Court

P.O. Box 18100

Richmond, VA 23226-8100

March 27, 2020

To Our Shareholders:

On behalf of the Board of Directors, we invite you to attend the annual meeting of shareholders of The Brink’s Company on Friday, May 8, 2020 at 10:00 a.m. local time at the Hilton Dallas/Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092.

2019 capped off our three year strategic plan period in which we exceeded the financial targets we set out for the Company in March 2017 through the execution of breakthrough initiatives to increase efficiency and profitability and disciplined execution of accretive acquisitions. Our Compensation Committee and Board continue to adhere to a philosophy that aligns pay and performance through awards of annual and long-term incentives that balance management performance and shareholder returns. Despite the uncertainty we and other companies are experiencing in early 2020, we believe we are well-positioned for success over our next three year plan period. We remain dedicated to growing our Company and continuing to deliver value to our shareholders, while maintaining our high standards of corporate governance and our unwavering commitment to safety and security for our customers and employees.

Your vote at the annual shareholder meeting is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible. There are two ways to vote. You can complete, sign, date and return the enclosed proxy in the envelope provided or you can vote on the internet.

We look forward to seeing you at the annual meeting and thank you for your continued support.

Sincerely,

Douglas A. Pertz President and Chief Executive Officer	Michael J. Herling Chairman of the Board

*	Reconciliations of non-GAAP to GAAP results appear in Appendix A.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2020

The annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 8, 2020 at 10:00 a.m. local time at the Hilton Dallas/Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092 for the following purposes:

1.	To elect as directors the nine nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2021.

2.	To approve an advisory resolution on named executive officer compensation.

3.	To approve the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 2, 2020 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. This proxy statement and the accompanying form of proxy and annual report to shareholders are being mailed to shareholders of record as of the close of business on March 2, 2020, commencing on or about April 6, 2020.

Please note that brokers may not vote your shares on the election of directors or the advisory vote on named executive officer compensation in the absence of your specific instructions as to how to vote.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at http://investors.brinks.com/2020annualmeetingmaterials for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD OR VOTE ON THE INTERNET. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

Lindsay K. Blackwood

Secretary

March 27, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 8, 2020.

The annual report to shareholders and proxy statement are available at:

http://investors.brinks.com/2020annualmeetingmaterials

The Brink’s Company

PROXY SUMMARY

To help you review The Brink’s Company’s (“Brink’s” or the “Company”) 2020 proxy statement, we have summarized several key topics below. The following description is only a summary.

For more complete information about these topics, please review the complete proxy statement and the Company’s 2019 Annual Report on Form 10-K.

2019 Highlights

Brink’s is the global leader in total cash management, route-based logistics and payment solutions, including cash-in-transit, ATM services, cash management services, including vault outsourcing, money processing and intelligent safe services, and international transportation of valuables to financial institutions, retailers, government agencies (including central banks), mints, jewelers and other commercial operations around the world. We serve customers in more than 100 countries and have approximately

64,600 employees worldwide. A significant portion of our business is conducted internationally, with approximately 67% of our revenues earned outside the United States. Brink’s reported strong earnings growth in 2019. Following are key financial performance metrics that are monitored by management and the Board, reported to shareholders, and used in determining 2019 compensation for the named executive officers.

*

These non-GAAP financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See page 34 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for a reconciliation of non-GAAP operating profit and revenue to the most directly comparable GAAP financial measures.

Executive Compensation Program

Our executive compensation program is structured to link compensation to Company and individual performance over the short- and long-term and to align the interests of executives and shareholders. We do this by using shares of the Company’s common stock (“Brink’s Common Stock”) and stock-

based awards in our incentive compensation programs and by maintaining robust executive stock ownership guidelines. Elements of compensation for Brink’s executives include base salary, annual incentives and long-term incentives (“LTI”).

2020 Proxy Statement	1

The Brink’s Company

Performance-Based and Variable Compensation in 2019

Annual Incentives	Annual Incentive Award Provides a cash award based on achievement of pre-established one-year non-GAAP operating profit and revenue goals as well as free cash flow results and individual performance.
Long Term Incentives

Internal Metric Performance Share Units (“Internal Metric PSUs”)

Paid out in shares of Brink’s Common Stock at the end of a three-year performance period, based on achievement of a pre-established three-year total non-GAAP EBITDA performance goal, and subject to a three-year vesting requirement. Represents 50% of the total LTI award for the Chief Executive Officer and 25% of the total LTI award for the other named executive officers.

Relative Total Shareholder Return (“TSR”) Performance Share Units (“Relative TSR PSUs”)

Paid out in shares of Brink’s Common Stock at the end of a three-year performance period, based on the Company’s TSR relative to that of companies in the S&P MidCap 400 with foreign revenues equal to or exceeding 50% of total revenues. Represents 25% of the total LTI award for each of the named executive officers.

Stock Options

Each option represents the opportunity to purchase one share of Brink’s Common Stock at the end of a three–year vesting period at the price per share on the grant date. Represents 25% of the total LTI award for each of the named executive officers.

Restricted Stock Units (“RSUs”)

Paid out in shares of Brink’s Common Stock and vesting in three equal annual installments. Represents 25% of the total LTI award for the named executive officers other than the Chief Executive Officer.

In 2019, performance-based compensation (which includes annual incentives, Internal Metric PSUs, Relative TSR PSUs, and Stock Options) represented approximately 88% of total target compensation for the Chief Executive Officer and approximately 59% of total target compensation (on average) for the Company’s other named executive officers who were serving as of December 31, 2019, as illustrated below. See pages 37-41 for additional information about the long-term incentive awards.

2	2020 Proxy Statement

PROXY SUMMARY

2019 Compensation Decisions

In February 2019, the Compensation and Benefits Committee (the “Compensation Committee”) approved LTI awards of Internal Metric PSUs, Relative TSR PSUs, Stock Options and RSUs to the Company’s named executive officers. Payouts of 2019 annual incentives to named executive officers were approved by the Compensation Committee in February 2020 ranging from approximately 77% to 107% of target (depending on the named executive officer), reflecting corporate performance, performance in the countries within each executive’s area of responsibility (where applicable), and individual performance. The corporate performance factor for 2019 payouts was determined by performance that was below the target levels of the non-GAAP operating profit and non-GAAP revenue goals, as well as performance slightly below the free cash flow performance goal. In February 2020, the Compensation Committee also approved payouts for LTI awards granted in 2017, which consisted of Internal Metric PSUs, Relative TSR PSUs and RSUs. Relative TSR PSUs were paid out in shares of Brink’s Common Stock at 150% of target, reflecting relative TSR above the 75th percentile of peer companies and stock price appreciation of approximately 226% over the three-year period. Internal Metric PSUs were paid out in shares of Brink’s Common Stock at 200% of target, reflecting performance that was above the target level for the three-year non-GAAP operating profit goal beginning January 1, 2017 and ending December 31, 2019. These compensation decisions are more fully described in the Compensation Discussion and Analysis, beginning on page 27.

2020 Proxy Statement	3

The Brink’s Company

Corporate Governance

Brink’s is committed to good corporate governance and employs a number of practices that the Company’s Board of Directors (the “Board”) has determined are in the best interest of the Company and our shareholders. Following are examples of those practices.

What We Do and Don’t Do:

We strive to employ good governance practices	✓

Non-Executive Chairman—The Board annually appoints a Non-Executive Chairman of the Board and is structured to have a lead director if the Board determines to combine the roles of Chairman of the Board and Chief Executive Officer. This framework ensures the Board operates independently of management and that directors and shareholders have an independent leadership contact.

	✓	Majority Vote Standard—A director must tender his or her resignation if his or her election receives less than a majority vote in an uncontested election.
	✓	Executive Sessions—The independent members of the Board hold an executive session at each regular Board meeting.
	✓	Annual Director Elections—Each director stands for election by the Company’s shareholders each year.
	✓	Say on Pay—We provide shareholders with an annual advisory vote on named executive officer compensation.
✓

Proxy Access—A shareholder, or group of up to 20 shareholders, who have continuously owned at least 3% of our outstanding Common Stock for three years or more may nominate and include in our proxy statement up to the greater of two director nominees or 20% of our Board.

	✓	Special Meetings—Shareholders holding at least 20% of our outstanding common stock may call a special meeting.
Our compensation program is designed to align with shareholder interests	✓	Pay for Performance—Our executive compensation program links compensation to Company and individual performance over both the short- and long-term.
	✓	Stock Ownership Guidelines—We maintain robust stock ownership guidelines for the Chief Executive Officer and other executive officers.
	✓	Double Trigger Accelerated Vesting—Equity awards are subject to a “double trigger” for accelerated vesting in the event of a change in control followed by termination of employment.
We strive to adhere to good executive compensation practices	✓	Recoupment Policy—We maintain a recoupment policy for performance-based cash and equity-based incentive payments in the event of a financial restatement.
✓

Double Trigger Change in Control Agreements—We maintain change in control agreements that provide executives with benefits of up to two times the sum of salary and average annual incentive in the event of a change in control followed by termination of employment.

	✓	Independent Compensation Consultant—The Compensation Committee retains an independent compensation consulting firm that provides no other services to the Company.
	×	No Tax Gross-ups and No Excessive Perquisites—There are no tax gross-ups and we provide limited perquisites to executive officers.
	×	No Hedging—Directors and executive officers are prohibited from engaging in hedging transactions with respect to Company securities.
	×	No Pledging—Effective January 1, 2020, directors and executive officers are prohibited from pledging Company securities.
	×	No Repricing of Underwater Stock Options—The Brink’s Company 2017 Equity Incentive Plan prohibits re-pricing of underwater stock options without shareholder approval.

4	2020 Proxy Statement

PROXY SUMMARY

Voting Matters

Proposal	Board Voting Recommendation	Page Reference

1. Election of directors named in this proxy statement for a one year term	FOR each director nominee	18
2. Approval of an advisory resolution on named executive officer compensation	FOR	25
3. Approval of KPMG LLP as the independent registered public accounting firm for 2020	FOR	76

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships

Kathie J. Andrade	59	2019	Retired Chief Executive Officer of TIAA Retail Financial Services and Chairman of TIAA Federal Savings Bank	Yes	• Audit and Ethics • Corporate Governance and Nominating
Paul G. Boynton	55	2010	Chairman, President and Chief Executive Officer, Rayonier Advanced Materials Inc.	Yes	• Compensation • Finance and Strategy (Chair)
Ian D. Clough	53	2016	Managing Director, DHL Supply Chain	Yes	• Audit and Ethics • Finance and Strategy
Susan E. Docherty	57	2014	Retired Chief Executive Officer, Canyon Ranch	Yes	• Compensation (Chair) • Finance and Strategy
Reginald D. Hedgebeth	52	2011	Executive Vice President, General Counsel and Chief Administrative Officer, Marathon Oil Corporation	Yes	• Audit and Ethics (Chair) • Corporate Governance and Nominating
Dan R. Henry	54	2017	Chief Executive Officer and President, Green Dot Corporation	Yes	• Compensation • Finance and Strategy
Michael J. Herling	62	2009	Partner, Finn Dixon & Herling	Yes	• Compensation • Corporate Governance and Nominating
Douglas A. Pertz	65	2016	Chief Executive Officer, The Brink’s Company	No
George I. Stoeckert	71	2016	Retired President of North America and Internet Solutions, Dun & Bradstreet	Yes	• Audit and Ethics • Corporate Governance and Nominating (Chair)

2020 Proxy Statement	5

The Brink’s Company

Shareholder Engagement

At last year’s annual meeting of shareholders, over 99% of votes cast approved the “say on pay” proposal regarding the compensation awarded to named executive officers. The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies.

There were no changes made to the Company’s executive compensation program in direct response to the 2019 “say on pay” voting results. Members of management and the Board continue to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues.

Forward Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in our 2019 Annual Report on Form 10-K filed with the SEC on February 28, 2020 and in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this Proxy Statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

6	2020 Proxy Statement

The Brink’s Company

QUESTIONS AND ANSWERS ABOUT THE

ANNUAL MEETING

The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100. Following are questions and answers regarding the annual meeting:

Why am I receiving this proxy statement?

You are receiving this proxy statement in connection with the solicitation of proxies by the Board to be voted at the 2020 annual meeting of shareholders (and at any adjournment or postponement of the 2020 annual meeting), for the purposes set forth in the accompanying notice. The annual meeting will be held on May 8, 2020, at 10:00 a.m., local time, at the Hilton Dallas/Southlake Town Square, 1400 Plaza

Place, Southlake, Texas 76092. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at http://investors.brinks.com/2020annualmeetingmaterials for updated information.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy (or proxy card). Ronald J. Domanico and Lindsay K. Blackwood have been designated as proxies for the annual meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Who is entitled to vote at the annual meeting?

You are entitled to notice of the annual meeting and may vote your shares of Brink’s Common Stock if you owned them as of the close of business March 2, 2020, which is the date that the Board has designated as the record date for the 2020 annual meeting of shareholders. On March 2, 2020, the Company had outstanding 50,435,866 shares of Brink’s Common Stock. Each share of Brink’s Common Stock is entitled to one vote.

What am I being asked to vote on?

The proposals scheduled to be voted on are:

(1)	Election of directors named in this proxy statement for a one-year term;

(2)	Advisory vote to approve named executive officer compensation; and
(3)	Selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020.

What are the Board’s recommendations?

The Board recommends a vote FOR:

•	The election of directors named in this proxy statement for a one-year term;

•	The advisory vote to approve named executive officer compensation; and
•	The selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020.

2020 Proxy Statement	7

The Brink’s Company

How many votes must be present to hold the annual meeting?

A majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held in street name (“Brokers’ Shares”) voted by brokers are included in determining the number of votes present.

Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

What is a broker non-vote?

Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters,” but a broker may not vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

How many votes are needed to approve each proposal?

The following table summarizes the vote required to approve each proposal and the effects of abstentions, broker non-votes, and signed, but unmarked proxy cards, on the tabulation of votes for each proposal. For any other business that may properly come before the annual meeting, proxies will be voted in accordance with the judgment of the person voting the proxies.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares/Effect of Broker Non- Votes	Signed but Unmarked Proxy Cards
1.	Election of director nominees set forth in this proxy statement for a one-year term	Votes cast in favor must exceed the votes cast opposing the election of each director	No effect	Not voted/ no effect	Voted “FOR”
2.	Advisory vote to approve named executive officer compensation	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/ no effect	Voted “FOR”
3.	Approval of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020	Votes cast in favor must exceed the votes cast opposing the action	No effect	Discretionary vote by broker	Voted “FOR”

The Company’s bylaws provide that the Chairman of the annual meeting will determine the order of business and the voting and other procedures to be observed at the annual meeting. The Chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted. We are not aware of any matters that are to come before the annual meeting other than those described in this proxy statement. If other matters do properly come before the annual meeting, however, it is the intention of the persons named in the enclosed proxy card to exercise the discretionary authority conferred by the proxy to vote such proxy in accordance with their best judgment.

8	2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Can I revoke my proxy?

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. See “Questions and

Answers About the Annual Meeting—How do I attend the annual meeting? What should I bring?” Attendance at the annual meeting will not by itself constitute a revocation.

Who pays for the solicitation of votes?

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with their solicitation efforts. The Company has retained Innisfree M&A Incorporated to perform proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2020 annual meeting is estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

How do I attend the annual meeting? What should I bring?

Shareholders who wish to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Corporate Secretary at (804) 289-9600. Shareholders of record who wish to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who wish to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their brokers for further information.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus

(COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at http://investors.brinks.com/2020annualmeetingmaterials for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Who will count the votes?

Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

2020 Proxy Statement	9

The Brink’s Company

CORPORATE GOVERNANCE

Board of Directors

Role of the Board of Directors

The Board is responsible for advancing the interests of the shareholders by providing advice and oversight of the strategic and operational direction of the Company; overseeing the governance of the Company and the Company’s executive management, including the Chief Executive Officer; and reviewing the Company’s business initiatives, capital projects and budget matters. To do this effectively, the Company has established clear and specific Governance Guidelines for the Board (referred to as our Governance Policies) that, along with Board committee charters and our Code of Ethics, provide the framework for the governance of the Company.

Board Leadership Structure

The Board does not have a policy on whether the roles of the Chief Executive Officer and Chairman should be separate. The Board regularly evaluates relevant factors to determine the best leadership structure for the Company’s operating and governance environment at the time. In accordance with good governance practices, the Board’s policy is to appoint a lead director from among the independent members of the Board in the event that the roles of Chairman and Chief Executive Officer are combined. In response to significant changes in the Company’s leadership, in 2016, the Board appointed Michael J. Herling as the non-executive Chairman of the Board. The Board believes the separation of the offices of Chairman of the Board and Chief Executive Officer was appropriate at that time as it allowed, and continues to allow, Mr. Pertz to focus primarily on Brink’s business strategy and operations and Mr. Herling to provide the independent leadership of the Board. As the non-executive chairman of the Board, Mr. Herling has the following responsibilities:

•	presides over meetings of the Board and shareholders;

•	calls meetings and executive sessions of the Board;

•	develops the meeting agendas and ensures critical issues are addressed;

•	facilitates communication between and among directors and management and ensures the quality, quantity and timing of information from management;

•	has a lead role in the evaluation of the Chief Executive Officer;

•	serves as the representative of the Board with management and the public and interacts with shareholders on behalf of the Board at the Board’s discretion;

•	facilitates communication between the Board and investors, at the Board’s discretion;

•	promotes effective communications on developments occurring between Board meetings; and

•	performs such other duties assigned from time to time by the Board.

If the Chairman and CEO roles were to be combined in the future, a lead director would be appointed. We expect that a lead director would have the following responsibilities:

•	preside over meetings of the independent directors;

•	work with the Chairman and Chief Executive Officer to develop meeting agendas and ensure critical issues are addressed;

•	act as a principal liaison between independent directors and the Chief Executive Officer and brief the Chief Executive Officer on issues of concern that arise during executive sessions of independent directors;

•	have a lead role in the evaluation of the Chief Executive Officer (if the Chairman also serves as the Chief Executive Officer);

•	take the lead in assuring that the Board carries out its responsibilities in circumstances where the Chief Executive Officer is incapacitated or unable to act;

•	serve as the primary non-management contact with shareholders, as needed; and

•	perform such other duties assigned from time to time by the Board.

10	2020 Proxy Statement

CORPORATE GOVERNANCE

Meetings of the Board and Director Attendance

The Board met six times in 2019. During 2019, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.

Executive Sessions of the Board

The non-management members of the Board meet regularly without management present. The Chairman presides over each meeting of the independent Board members.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. All of the directors then in office, with the exception of Mr. Clough, attended the 2019 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Governance Policies:

1.

A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.

A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.

(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.

A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5.

A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

2020 Proxy Statement	11

The Brink’s Company

The Board has affirmatively determined that Mmes. Andrade and Docherty and Messrs. Boynton, Clough, Hedgebeth, Henry, Herling, and Stoeckert are independent under the listing standards of the New York Stock Exchange and the categorical standards described above. The Board has determined that the members of the Audit and Ethics Committee (the “Audit Committee”) and the Compensation Committee meet the heightened independence requirements for service on the Audit Committee and Compensation Committee set forth in the respective committees’ charters. In addition, the Board has determined that the members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and, to the extent necessary to qualify compensation incentives for 162(m) Transition Relief, “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

Committees of the Board

The Board has four standing committees: the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) and Finance and Strategy Committee (the “Finance Committee”). Each committee has a separate chairperson and each of the committees is composed solely of independent directors. The charters for each of the committees describe the specific authority and responsibilities of each committee and are available on our website at www.brinks.com.

Committee Membership as of December 31, 2019

Name	Audit	Compensation	Corporate Governance	Finance

Ms. Andrade*	✓		✓

Mr. Boynton**		✓

Mr. Clough	✓			✓

Ms. Docherty				✓

Mr. Hedgebeth			✓

Mr. Henry		✓		✓

Mr. Herling		✓	✓

Mr. Pertz

Mr. Stoeckert***	✓

2019 Meetings	8	6	3	7

Chairperson
✓	Member

*	Ms. Andrade was appointed to the Audit Committee and the Corporate Governance Committee on September 26, 2019.

**	As of September 26, 2019 Mr. Boynton was appointed to the Compensation Committee and was no longer a member of the Audit Committee.

***	As of September 26, 2019, Mr. Stoeckert was no longer a member of the Finance Committee.

12	2020 Proxy Statement

CORPORATE GOVERNANCE

Audit Committee

The Audit Committee oversees management’s conduct of the Company’s financial reporting process and the integrity of its financial statements, including the Company’s accounting, internal controls and internal audit function and its cybersecurity posture and efforts. The Audit Committee also evaluates the qualifications and performance of the Company’s independent auditors, assesses the independence of the Company’s independent auditors and oversees the annual independent audit of the Company’s financial statements and the Company’s legal and regulatory compliance, as well as ethics programs.

The Board has identified each of Ms. Andrade and Messrs. Clough and Stoeckert as an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Board has also determined that each of the members of the Audit Committee is financially literate under New York Stock Exchange standards.

Compensation Committee

The Compensation Committee is responsible for overseeing the policies and programs relating to the compensation of the Chief Executive Officer, and other senior executives, including policies governing salaries, incentive compensation and terms and conditions of employment. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis.”

Corporate Governance Committee

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board director nominees. The Corporate Governance Committee also oversees the corporate governance of the Company, including recommending to the Board the Governance Policies, and the annual evaluation of the Board’s performance. In addition, the Corporate Governance Committee recommends to the Board any changes in non-employee director compensation.

Finance Committee

The Finance Committee monitors the Company’s strategic direction, including its acquisition strategy, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, and is responsible for oversight of the Company’s 401(k) Plan and the Frozen Pension Plan, and any similar plans that may be maintained from time to time by the Company. The Finance Committee has authority to adopt amendments to the Company’s 401(k) Plan and the Frozen Pension and Pension Equalization Plans.

Director Nominating Process

The Corporate Governance Committee regularly engages in succession planning for the Board. In accordance with the Governance Policies and the Corporate Governance Committee charter, the Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or other factors and considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Governance Policies.

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance Committee through the method described below under “Communications with Non-Management

Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at a meeting of shareholders may nominate persons for election to the Board, if the shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals and Director Nominations” on page 79.

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole, the balance of management and independent directors, and the need for particular expertise. In addition,

2020 Proxy Statement	13

The Brink’s Company

while there is not specific weight given to any one factor, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background or experience, the number of other directorships held, leadership capabilities, and any other skills or experience that would contribute to the overall effectiveness of the Board of Directors.

When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After evaluating any potential director nominees, the Corporate Governance Committee makes a recommendation to the full Board, and the Board determines the nominees. The evaluation process of prospective director nominees is the same for all nominees, regardless of the source from which the nominee was first identified.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 16, 2019, the date that is 120 days before the anniversary date of the release of the prior year’s proxy statement to shareholders.

Board Evaluations

The Board annually assesses the effectiveness of the full Board and the performance of its committees. The Corporate Governance Committee is charged with overseeing this process, which includes periodic evaluations by a third party and individual director assessments.

Board Role in Risk Oversight

The Board is responsible for the Company’s overall risk oversight and receives regular reports from management on the Company’s risk management program (described below) and from the Board’s Audit, Compensation, Corporate Governance, and Finance Committees, each of which is responsible for risk oversight within its area of responsibility. Management is responsible for the Company’s risk management. Through the Company’s enterprise risk management (“ERM”) program, management identifies and addresses significant risks facing the Company. Under the ERM program, a team of senior executives identifies and prioritizes risks, and assigns an executive to address each major identified risk area, including by monitoring relevant mitigation plans and processes.

The Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-

economic, industry and company-specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, proposed risk factors and other public disclosures, mitigation strategies, and the Company’s internal controls over financial reporting. The Audit Committee also engages in periodic discussions with the Chief Financial Officer, the Controller, the Vice President, Internal Audit and other members of management regarding risks.

Each of the other committees of the Board considers risks within its respective areas of responsibility and regularly reports to the Board on issues related to the Company’s risk profile. The Compensation Committee considers any risks related to the Company’s executive compensation programs and has oversight responsibility for the Company’s review of all compensation policies and procedures to determine whether they present significant risks. The Corporate Governance Committee considers risks relating to governance and succession planning. The Finance Committee reviews risks related to strategic transactions and oversees risks related to the Company’s liquidity, credit ratings, and pension and savings plans.

14	2020 Proxy Statement

CORPORATE GOVERNANCE

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers any potential risk implications created by compensation awards. The Compensation Committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its ongoing risk assessment, the Compensation Committee notes the following attributes of the executive compensation program:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;

•	the alignment of LTI with selected performance measures that reflect the Company’s business plan, and its financial and operational goals;

•	the Compensation Committee’s authority to apply negative discretion to annual incentive plan payouts if the Compensation Committee believes that such payouts do not appropriately reflect performance of a particular executive, the Company or a business unit;

•	the placement of a significant portion of executive pay “at risk” and dependent upon the achievement of specific corporate performance goals with verifiable results, with pre-established threshold, target and maximum payment levels;
•	the use of relative shareholder return as a performance metric for LTI awards;

•	the Company’s compensation recoupment policy, which applies to performance-based cash and performance-based incentive compensation paid to executive officers and other recipients;

•	the balance between risks and benefits of compensation as related to attracting and retaining executives and other senior leaders;

•	the Company’s executive stock ownership guidelines, which align the interests of the executive officers with those of the Company’s shareholders; and

•	regular review of the executive compensation program by an independent compensation consultant.

The Compensation Committee also has oversight over the Company’s responsibility to review all Company compensation policies and procedures, including the incentives that they create, to assess risk. At the Compensation Committee’s direction, the Company’s Human Resources Department in partnership with the Internal Audit Department, conducted a risk assessment of the Company’s compensation programs during 2019. Based on its assessment, management concluded that the compensation policies and practices of the Company and its subsidiaries for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, and management presented the results of its assessment to the Compensation Committee.

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The Brink’s Company

Policy and Process for Approval of Related Person Transactions

The Company has adopted a policy in the Audit Committee’s charter regarding the review and approval of related person transactions. In the event that the Company proposes to enter into such a transaction, it must be referred to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any disclosures required by Item 404 of Regulation S-K. The Audit Committee reviews any related person transactions on a case-by-case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer) or a beneficial owner of more than 5% of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

During 2019, there were no related person transactions under the relevant standards.

Communications with Non-Management Members of the Board of Directors

The Company’s Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail to “Chairman” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Chairman of the Board at, or prior to, the next executive session held at a regular Board meeting.

Succession Planning

The Board regularly engages in succession planning for the Chief Executive Officer role. Members of the Board (with oversight from the Corporate Governance Committee) annually review and discuss an evaluation of potential Chief Executive Officer successors. The Board ensures that meeting agendas for the Board and its committees provide directors with exposure to and opportunities to assess potential successors. The Board annually reviews the emergency succession plan for the Chief Executive Officer.

Political Contributions

In general, it is not the Company’s practice to make financial or in-kind political contributions with corporate assets, even when permitted by applicable law. The Company complies with all applicable state and federal laws related to the disclosure of lobbying activities.

The Company administers, under federal and state election laws, The Brink’s Company Political Action Committee, which is a non-partisan political action committee comprised of the Company’s managerial and professional U.S. employees who voluntarily pool their financial resources to support the Company’s efforts to promote the business interests of the Company through the legislative process.

16	2020 Proxy Statement

CORPORATE GOVERNANCE

Resignation and Retirement

Under the Company’s Governance Policies, a director who retires or whose job responsibilities change materially from those in effect at the time the director was last elected to the Board should submit his or her resignation to the Board. The Corporate Governance Committee will then review and consider the director’s resignation and make a recommendation to the Board whether to accept or decline the resignation. In addition, the Board maintains a policy that a director may not stand for election to the Board for any term during which his or her 74th birthday would fall more than six months prior to the expiration of that term.

The Company’s Governance Policies also provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “against” his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached.

2020 Proxy Statement	17

The Brink’s Company

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, directors are nominated for election (or re-election) to one-year terms. Each of the Company’s directors is serving a term that expires in May 2020.

The Corporate Governance Committee has recommended, and the Board has approved Mmes. Andrade and Docherty and Messrs. Boynton, Clough, Hedgebeth, Henry, Herling, Pertz and Stoeckert each as nominees for election to a one-year term expiring in 2021. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Mmes. Andrade and Docherty and Messrs. Boynton, Clough, Hedgebeth, Henry, Herling, Pertz and Stoeckert for election as directors of the

Company. The Board has no reason to believe that any of the nominees is not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below for each director nominee is information concerning the nominee’s age, principal occupation, employment (including other positions with the Company), directorships during the past five years, and the year in which he or she first became a director of the Company. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee should serve as a director, in light of the Company’s business and structure.

18	2020 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Criteria for Board Membership

The Company’s Corporate Governance Policies set forth the criteria for director membership, which include:

•	business experience,

•	diversity,

•	international background,

•	the number of other directorships held,

•	leadership capabilities, and

•	any other skills or experience which would be of assistance to management in operating the Company’s business.

With respect to business and other experience, the Committee considers, on an ongoing basis, those skills and experiences that are important to the Company’s current and future business needs, including, among others:

finance	technology

risk management	regulatory matters

international business operations	talent management and succession planning

strategic business development	government relations

sales and marketing	legal and compliance

customer relations	internal controls

business turnarounds	supply chain and procurement

financial services industry experience	entrepreneurial experience

logistics services industry experience	mergers and acquisitions

When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

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The Brink’s Company

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2021

KATHIE J. ANDRADE Age: 59 Director since: 2019 Audit Committee Corporate Governance Committee

Ms. Andrade is the former Chief Executive Officer of TIAA Retail Financial Services and Chairman of TIAA Federal Savings Bank, a leading provider of financial services in the academic, research, medical, cultural and governmental fields, having served in this role from 2016 to 2018. Ms. Andrade joined TIAA in 2008 serving as Chief Operating Officer of Individual Advisory Services. From 2011 to 2016 she served as both President of TIAA Services Broker-Deal and Head of Individual Advisory Services. Between 1986 and 2008, she held a number of senior management positions at Bank of America, including Chief Operating Officer for the alternative investments group and Chief Operating and Technology Officer for the wealth management group. Ms. Andrade currently serves on the Board of Waddell & Reed Financial, Inc. She is an experienced leader who brings a deep understanding of the financial services industry and technological innovation to the Board.

PAUL G. BOYNTON Age: 55 Director since: 2010 Compensation Committee Finance Committee (Chair)

Mr. Boynton has served as the Chairman, President and Chief Executive Officer of Rayonier Advanced Materials Inc. (a global producer of high-value cellulose fibers, packaging materials and forest products) since June 2014. Mr. Boynton previously served as President and Chief Executive Officer of Rayonier Inc. from January 2012 through June 2014, Chairman from May 2012 through June 2014, and President and Chief Operating Officer from 2010 to 2011. Mr. Boynton is also a member of the Board of Governors and its Executive Committee of the National Council for Air and Stream Improvement, a member of the Board of Directors of the National Association of Manufacturers and a member of the Board of Directors of the Federal Reserve Bank of Atlanta’s Jacksonville Branch. Mr. Boynton brings to the Board executive-level experience in the areas of international business operations, strategic business development and planning and finance, developed through his roles at Rayonier Advanced Materials Inc. and Rayonier Inc. He also contributes his significant expertise in risk management, sales and marketing, consumer sales and service and customer relations.

20	2020 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

IAN D. CLOUGH Age: 53 Director since: 2016 Audit Committee Finance Committee

Mr. Clough has served as the Managing Director, Network, Logistics and Transport at DHL Supply Chain since June 2018. From May 2016 to June 2018, he was an independent management consultant. He previously served as Managing Director of International Europe for TNT Express N.V. (a Netherlands-based international courier delivery services company) from April 2014 to May 2016 and also served as a Member of the company’s Management Board during that time. Previously, Mr. Clough served as Chief Executive Officer of DHL Express (USA), part of the Deutsche Post DHL Group from 2009 to 2014. Mr. Clough has experience in general management as well as in leading business turnarounds. He also brings to the Board deep transportation and logistics industry insight and knowledge as well as experience in leading international businesses.

SUSAN E. DOCHERTY Age: 57 Director since: 2014 Compensation Committee (Chair) Finance Committee

Ms. Docherty is the former Chief Executive Officer of Canyon Ranch, a company that promotes healthy living and provides luxury spa vacations on land and at sea, having served in this position from May 2015 through August 2019. Previously, Ms. Docherty was the General Motors Vice President with profit and loss and operating responsibility as President and Managing Director for Chevrolet and Cadillac Europe, General Motors Company (an automobile manufacturing company), having served in this position from December 2011 through September 2013. Ms. Docherty previously served as General Motors Company’s Vice President of International Operations Sales, Marketing and Aftersales from 2010 to 2011 and Vice President U.S. Sales, Service and Marketing from 2009 to 2010. In these roles, Ms. Docherty developed executive-level experience in international business operations, technology, strategic planning, business transformation, regulatory matters and talent management, as well as significant experience in consumer sales and marketing, which benefit the Brink’s Board.

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The Brink’s Company

REGINALD D. HEDGEBETH Age: 52 Director since: 2011 Audit Committee (Chair) Corporate Governance Committee

Mr. Hedgebeth has served as the Executive Vice President, General Counsel and Chief Administrative Officer of Marathon Oil Corporation (an independent global exploration and production company), since April 2017. Mr. Hedgebeth previously served as the General Counsel, Corporate Secretary and Chief Ethics & Compliance Officer of Spectra Energy Corp (a natural gas, liquids and crude oil infrastructure company with gathering and processing, transmission, storage and distribution operations throughout North America) from 2009 to March 2017. Mr. Hedgebeth also served as General Counsel for Spectra Energy Partners, LP (a Delaware Master Limited Partnership formed by Spectra Energy Corp to own and operate natural gas, liquids and oil transportation and storage assets) from 2014 to March 2017. From 2005 to 2009, he served as Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc. Mr. Hedgebeth brings to the Board his extensive experience in legal and compliance matters, including securities, corporate governance, ethics, business development and financing, intellectual property and government regulatory matters. He also contributes executive-level experience in government relations and advocacy, internal controls, strategy, supply chain and procurement, risk management and corporate restructuring developed through his work for Marathon Oil Corporation, Spectra Energy Corp and Circuit City Stores, Inc.

DAN R. HENRY Age: 54 Director since: 2017 Compensation Committee Finance Committee

Mr. Henry is the Chief Executive Officer, President and a member of the Board of Directors of Green Dot Corporation (a financial technology and bank holding company) having been appointed in March 2020. From 2014 to 2020, Mr. Henry was a private investor and advisor. He previously served as Chief Executive Officer of NetSpend, a leading provider of prepaid debit cards for personal & commercial use, from 2008 to 2014. Prior to that, he served as President and Chief Operating Officer of Euronet, a global leader in processing secure electronic financial transactions from 1994 to 2006. He was also a co-founder of Euronet and served on its board until January 2008. Mr. Henry currently serves on the Board of Directors of Paysign, Inc. (a payment solution provider) and is a member of the Board of Directors of a number of privately held companies, including Rx Savings Solutions, card.com, Dama Financial, and Align Income Share Funding, in the payments and technology industries. Mr. Henry is a seasoned financial services industry entrepreneur who brings valuable senior leadership experience and insight to the Board.

22	2020 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

MICHAEL J. HERLING Age: 62 Director since: 2009 Chairman of the Board Compensation Committee Corporate Governance Committee

Mr. Herling is a founding partner of Finn Dixon & Herling LLP (a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel). He has held that position since 1987. He currently serves as the Chair of the Board of Trustees of Colgate University. The Board benefits from Mr. Herling’s entrepreneurial experience as a founding partner of Finn Dixon & Herling and his extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions such as mergers and acquisitions, securities offerings and financings. Through his varied Board experience, Mr. Herling has gained experience and knowledge in corporate governance and compliance, risk oversight, audit, succession planning and executive compensation matters.

DOUGLAS A. PERTZ Age: 65 Director since: 2016

Douglas A. Pertz has served as the President and Chief Executive Officer and a director of The Brink’s Company since June 2016. From April 2013 to May 2016, Mr. Pertz was the President and Chief Executive Officer and a director of Recall Holdings Limited (a global provider of digital and physical information management and security services) and from 2011 to 2013, was a partner with Bolder Capital, LLC (a private equity firm specializing in acquisitions and investments in middle market companies). Prior to 2011, Mr. Pertz also held positions of President, Chief Executive Officer and Chairman of the Board of IMC Global (now Mosaic Company) and Culligan Water Technologies. He currently serves as a member of the Board of Directors of Advance Auto Parts, Inc. (an automotive aftermarket parts provider). During the past five years, Mr. Pertz served on the Board of Directors of Recall Holdings Limited. Mr. Pertz brings to the Board significant chief executive officer experience, including leadership of large, multinational companies and expertise in the areas of finance, mergers, acquisitions and divestitures, developed during his tenure at several investment firms and operating companies. His operational expertise in the areas of secure storage, business-to-business services and branch-based, route-based logistics companies are highly valuable to the Brink’s Board.

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The Brink’s Company

GEORGE I. STOECKERT Age: 71 Director since: 2016 Audit Committee Corporate Governance Committee (Chair)

Mr. Stoeckert has been a private investor and advisor since 2011. He served as Interim President and Chief Executive Officer of The Brink’s Company from May 2016 to June 2016, and previously served as President of North America and Internet Solutions at Dun & Bradstreet from 2009 to 2011. Prior to that, he held various senior leadership positions at Automatic Data Processing, Inc. (“ADP”), including President of Employer Services International and President of the Major Accounts Services Division. Before joining ADP, Mr. Stoeckert served as President of the Insurance Management Services Division and Senior Vice President of Strategy and Corporate Development at Ryder System, Inc. Mr. Stoeckert currently serves on the Board of Directors of Theragenics, Inc. (a medical device company). He also serves as a Senior Advisor to the private equity firm, Bridge Growth Partners, LLC. During the past five years, Mr. Stoeckert has also served as a director of Onvia, Inc. (a business intelligence company), and Capital Re Corporation (a financial guarantee company). Mr. Stoeckert has a broad domestic and international business background, including strategic planning, finance, technology and operational expertise, and brings to the Board significant related-industry experience from his leadership roles at ADP and Ryder System, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT

THE SHAREHOLDERS VOTE FOR THE NINE

NOMINEES NAMED IN THIS PROXY STATEMENT

FOR ELECTION AS DIRECTORS.

24	2020 Proxy Statement

The Brink’s Company

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking shareholder approval of an advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement.

The Company maintains a pay for performance compensation philosophy and an executive compensation program that is designed to:

•	incentivize and reward executives who contribute to the achievement of the Company’s business objectives and the creation of long-term shareholder value, without encouraging unnecessary and excessive risks;

•	attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success;

•	align the interests of the named executive officers with those of shareholders through equity-based LTI awards and robust stock ownership guidelines; and

•	provide an appropriate and balanced mix of short-term and long-term compensation elements.

In deciding how to vote on this proposal, the Board asks that you consider the following key points with respect to our executive compensation program:

•	We pay for performance. The 2019 compensation awarded to the named executive officers reflects the compensation principles listed above as well as the Company’s results for the year. Annual incentive awards were paid according to the Company’s achievement of non-GAAP operating profit, revenue and free cash flow results as well as individual performance. LTI awards consisted of Internal Metric PSU, Relative TSR PSU, Stock Option and RSU awards to ensure continued alignment between executive officer compensation and long-term shareholder value. Mr. Pertz’s entire 2019 LTI award was provided in performance-based equity – 50% in Internal Metric PSUs, 25% Relative TSR PSUs and 25% Stock Options. He received no RSUs in 2019.
•	The Compensation Committee regularly reviews the Company’s executive compensation program. The Compensation Committee reviews the Company’s executive compensation program to ensure that it is aligned with the competitive market and reflects the compensation principles listed above.

•	The executive compensation program is designed to align the interests of executives and shareholders. The LTI program is designed to ensure strong alignment with shareholder value through payment in shares of Brink’s Common Stock. The Compensation Committee uses a focused peer group that includes companies in similar industries, with similar characteristics to Brink’s as its reference point, as well as relevant survey data, as needed, for assessing executive officer compensation against the market.

•	There are no tax gross-ups upon a change in control for executive officers and no excessive perquisites. None of the Company’s executive officers is subject to any agreement or policy that provides excise tax gross-ups upon a change in control. We provide limited perquisites to our executive officers.

•	The Compensation Committee uses an independent compensation consultant. The Compensation Committee’s consultant reports directly to the Committee and does not perform any work for management. In performing its services, the consultant works closely with management at the Committee’s direction.

•	We engage with our shareholders. The Company maintains a shareholder outreach program to connect with shareholders throughout the year to gain insight into shareholders’ perspectives on key governance and compensation issues.

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•	The Company may take advantage of tax deductibility for compensation of executives to the extent 162(m) Transition Relief is available. The Board and shareholders previously approved an LTI program that is intended to permit the Company, if appropriate and if permitted, to take tax deductions for payments under Section 162(m) of the Code where 162(m) Transition Relief remains available.

You are encouraged to review the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 27 through 59 of this proxy statement, which provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale.

In accordance with Section 14A of the Exchange Act rules, shareholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the

Company’s named executive officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table, the other related tables and the accompanying narrative on pages 27 through 59.”

The Company holds this non-binding advisory vote annually. The shareholder vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE APPROVAL OF THE

NON-BINDING RESOLUTION ON NAMED

EXECUTIVE OFFICER COMPENSATION.

26	2020 Proxy Statement

The Brink’s Company

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2020 CD&A

This Compensation Discussion and Analysis (“CD&A”) and the executive compensation tables that follow describe the compensation of the Company’s named executive officers:

•	Douglas A. Pertz, President, Chief Executive Officer and President, North America

•	Ronald J. Domanico, Executive Vice President and Chief Financial Officer

•	Michael F. Beech, Executive Vice President and President, Latin America and Global Security

•	Dana C. O’Brien, Senior Vice President and General Counsel

•	Raphael J. Shemanski, Senior Vice President and President, Brink’s U.S. and Canada

•	Amit Zukerman, Former Executive Vice President and President, Global Operations and Brink’s Global Services (Mr. Zukerman ceased to be an executive officer on June 28, 2019)

Information about named executive officers’ 2019 salaries can be found under “Base Salary” on page 33. Information about annual incentive targets and awards appears under “Annual Cash Incentives Awards – BIP” beginning on page 34. Information about 2019 LTI targets and awards appears under “Long—Term Incentive Compensation” beginning on page 37. Although Mr. Shemanski was not an executive officer in 2018, information about his 2018 compensation is included in the tables in this CD&A to provide context for 2019 compensation amounts.

2019 in Review

Brink’s reported strong earnings growth in 2019. Following are key financial performance metrics that are monitored by management and the Board, reported to shareholders, and used in determining compensation amounts for the named executive officers.

*

These non-GAAP financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See page 34 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for a reconciliation of non-GAAP operating profit and revenue to the most directly comparable GAAP financial measures.

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2019 Annual and Long-Term Incentive Payouts

Incentive program payout determinations for 2019 for the named executive officers reflect the Company’s performance against specific, pre-established financial goals. The named executive officers received 2019 annual incentive payouts under the Brink’s Incentive Plan (“BIP”) ranging from approximately 77% to 107% of their respective targets. These payouts reflect adjusted results that were below both the target non-GAAP operating profit of $415 million and the target non-GAAP revenue of $3.8 billion approved by the Compensation Committee, as well as performance against a free cash flow performance goal and performance in the countries within each executive’s area of responsibility (where applicable) and individual performance factors. See the description of 2019 annual incentive payouts beginning on page 35.

Payouts for Relative TSR PSUs for the 2017 – 2019 performance period reflect TSR above the 75th percentile of the peer companies (as a result of stock price appreciation from $41.39 per share at the beginning of the performance period to $93.55 at the end of the performance period), which resulted in payment of 150% of the target Relative TSR PSUs awarded in 2017. Payouts for Internal Metric PSUs for the 2017 – 2019 performance period reflect performance above the target and maximum levels of non-GAAP operating profit established by the Compensation Committee and resulted in payment to each named executive officer of 200% of the target Internal Metric PSUs awarded in 2017. See pages 40 and 41 for a description of LTI payouts.

2019 Compensation for Chief Executive Officer, Douglas A. Pertz

The primary components of compensation for the Chief Executive Officer consist of base salary, annual incentive and long-term incentive.

For 2019, the Compensation Committee established an annual incentive target of 135% of Mr. Pertz’s base salary. Mr. Pertz received an annual incentive payout of $1,309,770 in March 2020, which represented approximately 97% of the target in light of Brink’s performance against the pre-established performance goals and Mr. Pertz’s individual performance. In February 2019, the Compensation Committee approved an LTI award in the amount of $5,800,000 for Mr. Pertz, which was made up of Internal Metric PSUs, Relative TSR PSUs and Stock Options.

Executive Compensation Program Changes in 2019

In 2019, the Compensation Committee approved several changes to the executive compensation program, which are further described in this CD&A. These changes include:

•	Inclusion of a free cash flow metric in the Company’s annual incentive plan as a modifier to the payout for non-GAAP operating profit and revenue performance.

•	Transition to time-vested stock options from performance-vesting stock options for all named executive officers.

•	Re-balancing of the CEO’s annual LTI award type mix to 50% IM PSUs, 25% Relative TSR PSUs and 25% time-vested stock options, maintaining an LTI program comprised entirely of performance-based equity.

“Say on Pay” Results and Shareholder Engagement

At the 2019 annual meeting, approximately 99% of votes cast on the “say on pay” proposal approved the compensation awarded to named executive officers.

The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies. There were no changes made to the Company’s executive compensation program in direct response to the 2019 “say on pay” voting results. Members of management and the Board continue to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Components for 2019

Primary Components

Named executive officer compensation awarded in 2019 consisted of the following primary components.

Compensation Element	How Payout Determined	Performance Measures	Purpose
Salary – fixed – paid in cash	Compensation Committee judgment, informed by evaluation of market data	N/A	• Provides compensation at a level consistent with competitive practices • Reflects role, responsibilities, skills, experience and performance
Annual Incentive – variable – paid in cash	Compensation Committee review of performance against pre-established financial goals and individual performance, with discretion to reduce payout amounts	• Non-GAAP Operating Profit • Non-GAAP Revenue • Free Cash Flow	• Motivates and rewards executives for achievement of annual goals • Aligns management and shareholder interests by linking pay and performance
Long-Term Incentive: PSUs – variable – paid in stock	Formulaic, with Compensation Committee review of performance against pre-established goals measured over a three-year performance period	• 3-year Non-GAAP EBITDA • 3-year Relative TSR • Stock price performance	• Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value • Enhances retention of key executives who drive sustained performance
Long-Term Incentive: Stock Options – variable – paid in stock	Options vest at the end of a three-year vesting period and have value only to the extent that the stock price at the time of exercise exceeds the stock price on the grant date	Stock price appreciation

•  Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value

•  Enhances retention of key executives who drive sustained performance

•  Aligns management and shareholder interests by facilitating management ownership and tying compensation to stock price appreciation over a sustained period

Long-Term Incentive: RSUs – variable – paid in stock	RSUs vest in three, equal annual installments and the value of units depends on stock price at time of vesting	Stock price performance

•  Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value

•  Enhances retention of key executives who drive sustained performance

•  Aligns management and shareholder interests by facilitating management ownership and tying compensation to stock price performance over a sustained period

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Secondary Components

Named executive officers may also receive compensation in the form of one or more of the following components:

Compensation Element	Components of Compensation	Purpose
Benefits

•  Deferred compensation plan participation for U.S. named executive officers

•  Company matching contributions on amounts deferred (up to 10% of salary and 10% of any annual incentive payout), the value of which is tied directly to the Company’s stock price

•  Defined benefit pension benefits (frozen in the U.S.)

•  Executive salary continuation, long-term disability plan, and business accident insurance participation for U.S. named executive officers

•  Welfare plans and other arrangements that are available on a broad basis to U.S. employees and Switzerland employees, as applicable

•  Provides for current and future needs of the executives and their families

•  Aligns management and shareholder interests by encouraging management ownership of Company stock through participation in the deferred compensation program

•  Enhances recruitment and retention

Perquisites	• Executive physical examinations • Reimbursement of relocation expenses • Tax Preparation (available only to Mr. Zukerman)	• Provides for safety and security of executives • Enhances recruitment and retention
Severance Pay Plan	Contingent amounts payable only if employment is terminated without cause, other than by reason of incapacity, or is terminated by the executive with good reason (as defined in the plan)	• Reflects current market practice and enhances retention
Change in Control Severance Benefits	Contingent amounts payable only if employment is terminated following a change in control	• Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure

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COMPENSATION DISCUSSION AND ANALYSIS

Process for Setting Executive Compensation

Compensation Committee Review Process. The Compensation Committee sets each component of target compensation for the Company’s named executive officers. At least annually, the Compensation Committee undertakes a comprehensive review of competitive market data and information regarding the value of target compensation levels provided to the Company’s Chief Executive Officer and other senior executives, including base salary, target annual incentive and LTI awards.

The Compensation Committee reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers, as well as his recommendations related to their compensation, when considering named executive officer target compensation and payout determinations. When the Compensation Committee considers base salary adjustments and sets annual incentive and LTI targets, it takes the following factors into account:

Compensation Action	Factors Considered in Determining Target Awards
Base Salary Adjustments	• Competitive market information • Retention • Executive’s performance in his or her role
Annual Incentive Targets	• Competitive market information • Criticality of role
LTI Targets	• Competitive market information • Executive’s potential future contributions to the Company • Retention

With respect to the Chief Executive Officer, the Compensation Committee reviews performance relative to annual objectives and competitive market data in order to make base salary and target annual incentive and LTI determinations and to make recommendations to the Board regarding annual incentive payments. The Compensation Committee is supported in its work by the Company’s Human Resources Department and an independent executive compensation consultant as described below.

Role of Chief Executive Officer. The Chief Executive Officer annually reviews each named executive officer’s target compensation (other than his own) and recommends changes to elements of a named executive officer’s target total compensation, as necessary, based on the factors identified under “Process for Setting Executive Compensation” above. The Chief Executive Officer makes recommendations regarding payouts for annual incentives in accordance with the terms of the awards. The Compensation Committee considers the Chief Executive Officer’s recommendations in making its own determinations regarding compensation awarded to the named executive officers.

The Chief Executive Officer does not play any role in determining his own compensation.

Role of the Compensation Consultant. The Compensation Committee receives data, analysis and support from Frederic W. Cook & Co., Inc. (“FW Cook”), which serves as the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant.

In 2019, FW Cook provided the following services to the Compensation Committee:

•	Reviewed the materials prepared for the Compensation Committee by management relative to the 2019 compensation program design for the named executive officers;

•	Presented market data and analysis for the Compensation Committee to set target compensation for named executive officers;

•	Reviewed and advised the Compensation Committee on the peer group used for benchmarking 2019 executive compensation levels; and

•	Reviewed the Company’s proxy statement disclosure, including the CD&A and executive compensation tables, and reviewed and advised on proxy advisory firm reports as well as shareholder engagement efforts.

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Compensation Consultant Independence. In retaining FW Cook, the Compensation Committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. In addition, after review of information provided by each of the members of the Compensation Committee as well as information provided by FW Cook and members of the FW Cook team, the Compensation Committee determined that there are no conflicts of interest raised by the firm’s work with the Compensation Committee.

Factors Considered in Making Compensation Decisions

In determining target and actual compensation for the named executive officers in 2019, the Compensation Committee considered the following key factors.

Performance. The executive compensation program provides the named executive officers with opportunities to receive actual compensation that is greater or less than targeted compensation, depending upon the Company’s financial performance and their individual performance.

Market Competitiveness. The Compensation Committee generally aims to set named executive officer target compensation levels within a +/-15% range of the market median. Individual positioning may deviate above or below the median range based on individual circumstances such as criticality of the executive’s role, individual performance, need to attract externally-recruited executives and long-term potential to create value for shareholders. The Committee uses two types of market data - survey data and data from a comparison group of companies (the “Peer Group”) in setting executive compensation levels. Survey data is the primary reference point for all named executive officers and Peer Group data is used as an additional reference point for the Chief Executive Officer and Chief Financial Officer roles and was used for Mr. Zukerman’s role.

The Company’s peer group is designed to include companies of comparable size, companies with similar business characteristics (including revenue and market capitalization) and companies with which Brink’s competes for talent and investor capital. Below is the list of companies included in the Peer Group for 2019 compensation. During 2019, two companies (Blackhawk Network and DST Systems) were eliminated from the Peer Group because they were acquired by other organizations and no longer met the criteria for inclusion in Brink’s Peer Group.

Peer Group Companies for 2019 Compensation
ADT LLC	Diebold Nixdorf, Inc.	Pitney Bowes, Inc.
Atlas Air Worldwide Holdings	DST Systems, Inc.	Ryder System, Inc.
Blackhawk Network Inc.	The GEO Group, Inc.	Stericycle, Inc.
Celestica, Inc.	Iron Mountain Incorporated	TFI International
Cintas Corporation	Landstar System, Inc.	United Rentals, Inc.

Based on the December 2018 market review and resulting 2019 target compensation levels approved by the Committee, aggregate positioning for the named executive officers during 2019 was within the median range indicated above for base salary and target cash compensation and at the higher end of the median range for target direct compensation.

Mix of Cash and Stock-Based Compensation and Current, Short-Term and Long-Term Awards. The Compensation Committee considers the competitive market, compensation mix and pay for performance philosophy when setting various components of compensation. The Compensation Committee determined that current and short-term compensation (base salary and annual incentives) should be composed of cash, but that LTI compensation should be composed of stock-based awards that reward the achievement of Company results and increases in Company value over the long-term, and align named executive officers’ interests with the economic interests of shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

In 2019, performance-based compensation (which includes annual incentives, Internal Metric PSUs, Relative TSR PSUs and Stock Options), excluding any sign-on equity awards, represented approximately 88% of total target compensation for the Chief Executive Officer and approximately 59% of total target compensation (on average) for the Company’s other named executive officers who were serving as of December 31, 2019, as illustrated below.

2019 Compensation Decisions by Component

Base Salary

The Compensation Committee’s decisions on base salary levels for the named executive officers are primarily influenced by its review of competitive market information for comparable positions. These decisions are also influenced by the Company’s talent philosophy, which includes differential investment in talent based on the executive’s performance of his or her duties, criticality of the executive’s role to the execution of corporate strategy, and the executive’s potential to impact future business results. For the named executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information.

In February 2019, the Compensation Committee approved adjustments to base salaries for each of the named executive officers, other than Ms. O’Brien, who joined the company in April 2019. For each of the officers (other than Ms. O’Brien), adjustments were made in connection with the Company’s annual merit review process, which reflects the market-based merit budget as well as performance of each individual executive. Mr. Beech’s salary increase also reflects the expansion of his role in 2019 to include responsibility for the company’s businesses in Latin America. Following are the base salaries for each of the named executive officers as of December 31, 2019 (actual salary amounts for 2019 appear in the Summary Compensation Table on page 47):

Named Executive Officer	Annual Salary at December 31, 2018	Annual Salary at December 31, 2019	% Change

Mr. Pertz	$980,000	$1,000,000	2.0%
Mr. Domanico	600,000	625,000	4.2%
Mr. Beech	494,000	545,000	10.3%
Ms. O’Brien	N/A	515,000	—
Mr. Shemanski	580,000	600,000	3.4%
Mr. Zukerman	615,000	625,000	1.6%

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Annual Cash Incentive Awards—BIP

General

The Company’s annual cash incentive program for named executive officers provides incentive compensation that is variable, contingent and directly linked to Company and country or business unit performance. Annual incentive awards are made under the Brink’s Incentive Plan (“BIP”), which governs annual incentives for executives and other employees.

The Compensation Committee sets annual incentive performance metrics and goal(s) under the BIP in February of the performance year. In doing so, the Compensation Committee selects one or more metrics that it believes are aligned with the Company’s financial and strategic goals for the year and selects a target level of performance for each metric that the Compensation Committee believes represents a rigorous goal.

The Compensation Committee generally considers and approves actual annual incentive payments for the prior fiscal year in February, based on the Company’s performance against the pre-established BIP performance goals (as modified by pre-approved adjustments) and each executive’s individual performance. The Compensation Committee approves annual incentive payments to all executive officers, with the exception of the Chief Executive Officer. The Board approves any annual incentive payments to the Chief Executive Officer upon the recommendation of the Compensation Committee. In determining annual incentive payouts, the Compensation Committee and the Board consider Company financial results, the performance of the Chief Executive Officer and the other named executive officers and the recommendations of the Chief Executive Officer (with respect to the other named executive officers).

2019 Annual Incentive Goal Setting

The Compensation Committee approved three performance metrics for 2019 annual incentives under the BIP: non-GAAP operating profit (75% weighting) and non-GAAP revenue (25% weighting) (in order to ensure focus on improving profitability while at the same time growing the Company’s business), and a free cash flow multiplier that could increase or decrease the Company Performance Factor (described below) by up to 10%. The 2019 non-GAAP operating profit, revenue and free cash flow goals are set forth below. The Compensation Committee believes that these goals represent rigorous objectives for our named executive officers and align with shareholder interests.

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COMPENSATION DISCUSSION AND ANALYSIS

Each year, in connection with the approval of the annual incentive performance goals, the Compensation Committee also approves specific adjustments that the Compensation Committee may make at the end of the year to the performance results against the goal. In 2019, the Compensation Committee determined that, when considering performance against the 2019 non-GAAP operating profit and revenue performance goals, it would exclude the positive or negative impact of acquisitions and divestitures, the positive or negative impact of foreign exchange translation versus the foreign exchange rates used in the 2019 business plan, except for highly inflationary countries, where 50% of such foreign exchange translation would be excluded, and the impact of unusual or infrequently occurring events, initiatives or transactions.

The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above. For example, achievement of $413.6 million in non-GAAP operating profit would equate to a payout factor of 98% for that performance metric.

2019 Annual Incentive Target Award Opportunities

In February 2019, the Compensation Committee established 2019 annual incentive targets for the named executive officers. The annual incentive target is expressed as a percentage of annual base salary and is designed to be indicative of the incentive payment that each named executive officer would expect to receive on the basis of strong performance by the Company against the performance goals for the BIP. Annual incentive targets for 2019 were approved for each of the named executive officers by the Compensation Committee as set forth below. The Committee approved an increase in the annual incentive targets for Messrs. Pertz and, Domanico to better align their compensation with the market data for their respective roles and, for Mr. Beech, to reflect the expansion of his role. The terms of the BIP prohibit incentive payments that exceed 200% of a named executive officer’s annual incentive target unless approved by the Compensation Committee in recognition of extraordinary contributions related to strategic initiatives or transactions.

Named Executive Officer	2018 Annual Incentive Target	Target as a % of 2018 Salary	2019 Annual Incentive Target	Target as a % of 2019 Salary

Mr. Pertz	$1,225,000	125%	$1,350,000	135%
Mr. Domanico	510,000	85%	562,500	90%
Mr. Beech	321,000	65%	408,750	75%
Ms. O’Brien(1)	—	—	240,333	70%
Mr. Shemanski	464,000	80%	480,000	80%
Mr. Zukerman	553,500	90%	562,500	90%

(1)	Ms. O’Brien’s 2019 target reflects the pro-ration of her award because she joined the Company in April 2019.

2019 Annual Incentive Payouts

In February 2020, the Compensation Committee (and the independent members of the Board for Mr. Pertz) approved 2019 annual incentive payouts for the named executive officers. To determine the actual annual incentive payments for the named executive officers, the Compensation Committee (and the independent members of the Board) considered the Company’s non-GAAP operating profit, non-GAAP revenue, and free cash flow results against the pre-established goals set by the Compensation Committee (“Company Performance”) as well as each executive’s individual performance (“Individual

Performance”). For Messrs. Beech and Shemanski, the Compensation Committee also considered the performance of the operating companies within each executive’s scope of responsibility, which is referred to as Combined Operating Performance or U.S. Operating Performance, as applicable. Mr. Zukerman received an award based on Company Performance and Individual Performance (deemed to be 100%) per the terms of his Consulting Agreement. The award was pro-rated for the period of January 1, 2019 through June 30, 2019, so was reduced by 50%.

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The Brink’s Company

Annual Incentive Payout Calculation for Messrs. Pertz and Domanico and Ms. O’Brien

Annual Incentive Payout Calculation for Mr. Beech

Annual Incentive Payout Calculation for Mr. Shemanski

The Company Performance Factor was determined by the Compensation Committee to be 88%, which reflects the Company’s adjusted non-GAAP operating profit results of $413.6 million versus the 2019 performance goal of $415 million, the adjusted non-GAAP revenue results of $3.696 billion versus the performance goal of $3.8 billion and adjusted free cash flow results of $306 million versus the free cash flow modifier range of $290 to $330 million. In approving the results used to determine annual incentive funding and the Company Performance Factor, the Compensation Committee considered the Company’s reported 2019 non-GAAP operating profit results of $391.6 million and non-GAAP revenue results of $3.68 billion, which were then adjusted upward to remove the impact of certain foreign exchange translation, certain acquisition-related expenses and certain expenses related to legal fees and settlements. The results were adjusted downward to remove the impact of acquisitions completed during the year. Non-GAAP operating profit and non-GAAP revenue are reconciled to the most directly comparable GAAP measures on page 34 of the Company’s 2019 Annual Report on Form 10-K. With respect to the free cash flow multiplier, the Compensation Committee considered reported results (excluding cash taxes and capital expenses for cash devices) of $218 million, which were adjusted upward to remove the impact of certain foreign exchange translation, certain acquisition-related expenses, certain expenses related to legal fees and settlements, and the impact of an internal loss, and to include the impact of a sale of certain tax receivables to a third party. The free cash flow results were adjusted downward to remove the impact of acquisitions completed during the year. This resulted in adjusted free cash flow of $306 million, representing a free cash flow modifier of 98%.

In addition to the solid, but below target, Company performance that resulted in a Company Performance Factor of 88%, the Compensation Committee also considered Mr. Pertz’s recommendations regarding individual performance of each of the named executive officers (other than Mr. Zukerman, for whom individual performance was deemed 100% pursuant to the terms of his Consulting Agreement, as described on page 65).

For Mr. Domanico, the Committee approved an annual incentive at approximately 88% of target and considered Mr. Domanico’s overall leadership of the Company’s financial operations with extensive efforts to achieve improved free cash flow, his effective leadership of the France business, with operating profit up 12% from improved operations, pricing and acquisition synergies, as well as his support in pursuing acquisitions, including the acquisition of the majority of the cash operations of G4S plc.

For Mr. Beech, the Committee approved an annual incentive at approximately 107% of target and considered the strong financial results in the Latin America region, particularly the very strong results in Mexico, as well as strong organic revenue growth in Brazil and Argentina, driving full South America segment margin to 24%, as well as Mr. Beech’s effective leadership of the Company’s global security organization.

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COMPENSATION DISCUSSION AND ANALYSIS

For Ms. O’Brien, the Committee approved an annual incentive at approximately 88% of target, taking into consideration her efforts to improve the structure and effectiveness of the Company’s legal and compliance organization, including the settlement of certain outstanding litigation, as well as her support of strategic transactions including the negotiation of the planned G4S acquisition.

For Mr. Shemanski, the Committee approved an annual incentive at approximately 77%, taking into consideration Mr. Shemanski’s effective leadership of the U.S. and Canada businesses, including ongoing integration of the Dunbar operations in the U.S. business and overseeing changes in the Canada leadership team to improve the trajectory of that business.

Mr. Pertz’s annual incentive award was approved by the Board at 97% of target, reflecting the Company’s overall operating performance, including reported year over year non-GAAP revenue growth of 7% and a non-GAAP operating profit increase of 13%, with an improvement of 50 basis points in the Company’s non-GAAP operating profit margin rate. The award also reflected Mr. Pertz’s individual achievements in 2019, particularly with respect to the successful completion of the Company’s three-year strategic plan, exceeding the three-year operating profit target, the development of a new three-year strategic plan, as well as the continued identification and execution of accretive acquisitions including the planned G4S acquisition.

The following table sets forth the actual annual incentive payments for 2019. Annual incentive payments are also shown in the Summary Compensation Table on page 47.

Name	2019 Actual Annual Incentive Payment	2019 Annual Incentive Target	2019 Actual Payment as a Percentage of Target

Mr. Pertz	$1,309,770	$1,350,000	97%
Mr. Domanico	496,125	562,500	88%
Mr. Beech	436,226	408,750	107%
Ms. O’Brien(1)	211,974	240,333	88%
Mr. Shemanski	371,616	480,000	77%
Mr. Zukerman(2)	248,063	562,500	44%

(1)	Ms. O’Brien’s annual incentive payout was pro-rated as she joined the Company in April 2019.
(2)

Mr. Zukerman’s 2019 annual incentive payout was made pursuant to the terms of a Consulting Agreement with the Company, disclosed on a Current Report on Form 8-K filed with the SEC on May 8, 2019 and described on page 65.

Long-Term Incentive Compensation

General

The Company provides LTI compensation to ensure that a significant portion of named executive officer compensation is tied to the Company’s long-term results and increases in shareholder value. In 2019, the Compensation Committee approved LTI awards to named executive officers that included Internal Metric PSUs, Relative TSR PSUs, and Stock Options and, for all executives other than the Chief Executive Officer, RSUs.

Internal Metric PSUs. The performance period for the Internal Metric PSUs is generally three years,

beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. Named executive officers benefit from Internal Metric PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, Internal Metric PSU payouts will be in shares of Brink’s Common Stock and will range from 0 to 200% of the target award. The number of shares ultimately paid will depend on performance against the goals established by the Compensation Committee.

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Relative TSR PSUs. The performance period for the Relative TSR PSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. Named executive officers benefit from Relative TSR PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, Relative TSR PSU payouts will be in shares of Brink’s Common Stock and will range from 0 to 200% of the target award. The number of shares ultimately paid will depend on performance against the goals established by the Compensation Committee.

RSUs. Each RSU is the economic equivalent of one share of Brink’s Common Stock and is settled in shares of Brink’s Common Stock. RSUs retain value even if the price of Brink’s Common Stock decreases below the price on the date of grant as long as the named executive officer satisfies the vesting requirements.

Stock Options. Each Stock Option represents an opportunity to purchase a share of the Company’s common stock at the fair market value as of the grant date, subject to time-based and/or performance-based vesting conditions.

2019 Long-Term Incentive Target Award Opportunities

The Compensation Committee approved annual LTI awards in February 2019. For each of the named executive officers other than the Chief Executive Officer, 2019 LTI awards included equity awards under the 2017 Equity Incentive Plan composed of Internal Metric PSUs (25% of the award), Relative TSR PSUs (25% of the award), RSUs (25% of the award), and Stock Options (25% of the award). For Mr. Pertz, the Committee approved a 2019 LTI award that included Internal Metric PSUs (50% of the award), Relative TSR PSUs (25% of the award) and Stock Options (25% of the award). In establishing LTI compensation targets for each named executive officer for 2019, the Compensation Committee considered competitive market information, in the context of the overall LTI compensation philosophy, which takes into account the executive’s skills and experience, individual performance, and potential future contributions to the Company. The Compensation Committee approves LTI awards based on a target dollar value that is then converted into a number of Relative TSR PSUs, Internal Metric PSUs, RSUs, and Stock Options, based on the grant date fair value of each award type. The Committee believes this approach is aligned with the market-based LTI grant value determination for each position.

In 2019, the Compensation Committee approved an annual LTI award for Mr. Pertz in an amount that was less than the prior year’s award, maintaining the reliance on performance-based awards, but reducing the level of risk by replacing performance stock options with time-vested stock options. The Committee also adjusted the mix of equity vehicles in Mr. Pertz’s LTI award to again include Internal Metric PSUs in light of management’s continued focus on EBITDA growth.

The following table sets forth the aggregate amount of LTI award opportunities approved by the Compensation Committee for 2019, for each of the named executive officers. The equity awards appear in the Grants of Plan-Based Awards Table on page 50.

Name	2018 Long-Term Incentive Compensation(1)	Total 2019 Long-Term Incentive Compensation(1)	% Change (from 2018 LTI amounts)

Mr. Pertz	$7,500,000	$5,800,000	(22.7)%
Mr. Domanico	1,250,000	1,250,000	—
Mr. Beech	600,000	725,000	20.8%
Ms. O’Brien	—	750,000	—
Mr. Shemanski	1,100,000	1,100,000	—
Mr. Zukerman(2)	1,250,000	1,250,000	—

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COMPENSATION DISCUSSION AND ANALYSIS

(1)

The value of equity awards included in total LTI compensation is calculated using assumptions for financial reporting purposes; therefore the target amounts in the table above differ from the amount reported in the Summary Compensation and Grants of Plan Based Awards Tables. See Note 18 to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019. See also footnotes 3 and 4 to the Summary Compensation Table on page 47.

(2)

Mr. Zukerman’s 2019 long-term incentive award was forfeited pursuant to the terms of a Consulting Agreement with the Company, disclosed on a Current Report on Form 8-K filed with the SEC on May 8, 2019.

Equity Awards under the 2017 Equity Incentive Plan

Internal Metric PSU Awards. In 2019, Internal Metric PSUs represented 25% of the LTI award for each named executive officer other than the Chief Executive Officer, whose Internal Metric PSUs represented 50% of his award. In February 2019, the Compensation Committee established three year non-GAAP EBITDA as the performance metric for the Internal Metric PSUs awarded in 2019 to incentivize leaders to execute our organic and acquisition growth strategy, align to one of the most common performance metrics used for LTI plans in our peer group and ensure that we did not have overlap with the metrics in our annual incentive plan.

The Internal Metric PSUs awarded in 2019 are subject to a three-year performance period that began on January 1, 2019 and will end on December 31, 2021.

The Compensation Committee established threshold, target and maximum levels of non-GAAP EBITDA for the Internal Metric PSUs, which correspond to payouts in shares of Brink’s Common Stock at a rate of 50%, 100% and 200% of target as noted below.

At the time the Compensation Committee established the target levels of performance, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

3-Year Cumulative Non-GAAP EBITDA Performance Levels	Performance Share Units Earned as a Percent of Target

Below Threshold Performance	0%
Threshold Performance	50%
Target Performance	100%
Maximum Performance	200%

Relative TSR PSU Awards. In 2019, Relative TSR PSUs represented 25% of the LTI award for each named executive officer. In February 2019, the Compensation Committee established that the Company’s Relative TSR will be determined by the percentile rank of the Company’s TSR for the performance period as compared to the TSR for the performance period for companies in the S&P Mid Cap 400 with foreign revenues that exceed 50% of total revenues. The Relative TSR PSUs awarded in

2019 are subject to a three-year performance period that began on January 1, 2019 and will end on December 31, 2021.

The Compensation Committee established threshold, target and maximum levels of TSR performance, which correspond to payouts in shares of Brink’s Common Stock at a rate of 25%, 100% and 200% of target as noted below.

3-Year Relative TSR Performance Levels	Performance Share Units Earned as a Percent of Target

Below 25th Percentile	0%
25th Percentile	25%
Median	100%
75th Percentile	150%
90th Percentile	200%

At the time the Compensation Committee established the target levels of performance, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

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The Brink’s Company

RSU Awards. In 2019, RSUs represented 25% of the LTI award for each named executive officer other than the Chief Executive Officer, who did not receive any RSUs. RSUs awarded as part of the named executive officers’ 2019 long-term incentive awards will vest in three equal annual installments beginning on the first anniversary of the grant date.

Stock Options. In 2019, Stock Options represented 25% of each named executive officer’s LTI award. The Stock Options will vest on the third anniversary of the grant date. In February 2019, the Compensation Committee made a change in the type of stock options awarded to named executive officers, determining to award stock options without a stock price performance condition to better align the Company’s LTI award practices with market practice and to be better balance incentive and retention value for the Company’s executives.

2019 PSU Payouts

In 2020, the Compensation Committee certified the level of payouts for the Relative TSR PSUs and Internal Metric PSUs that were awarded in 2017. The long-term incentive awards to the named executive officers other than the Chief Executive Officer were comprised of Relative TSR PSUs (25%), Internal Metric PSUs (25%) RSUs (25%) and Performance Stock Options (25%). The Relative TSR PSU payouts were determined by Brink’s total shareholder return (calculated based on the 20 day average closing stock prices prior to and at the end of the three-year performance period) as compared to companies in the S&P Small Cap 600 with foreign revenues exceeding 50%. The Compensation Committee approved a payout of Relative TSR PSUs at a level of

150% of target, which reflected TSR at the 89th percentile as compared to the peer companies (as a result of stock price appreciation from $41.39 per share at the beginning of the performance period compared to $93.55 per share at the end of the performance period). Individual payouts to each of the named executive officers appear in the Realized Pay Table on page 49.

The Internal Metric PSU payouts for the 2017 – 2019 performance period were determined by the Company’s performance against threshold, target and maximum levels of non-GAAP operating profit for the performance period beginning January 1, 2017 and December 31, 2019. In February 2019, the Compensation Committee certified Company performance against the goals. The performance exceeded both the target performance range of $902 – 942 million and the maximum performance level of $977 million of non-GAAP operating profit, which resulted in a payout of 200% of target shares.

The cumulative non-GAAP operating profit performance result of $1,100 million reflects adjustments (in accordance with the terms of the 2013 Equity Incentive Plan) for the impact of foreign exchange, acquisitions and divestitures, changes in pension accounting and exclusion of amortization expenses. These adjustments were designed to ensure that participants are neither helped nor hurt by changes in foreign exchange rates, changes in how we measure non-GAAP results or the impact or timing of acquisitions or divestitures.

The following tables show the Company’s performance against the PSU performance goals, resulting in the payouts described above.

40	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

*

The threshold, target and maximum performance targets were increased during the performance period in light of the acquisitions completed during the performance period. The methodology for making acquisition-related adjustments was approved by the Compensation and Benefits Committee at the time that the initial performance targets were approved in February 2017.

**	Reflects pre-approved adjustments, as described above.

Performance Stock Options

In 2017, named executive officers were granted Performance Stock Options that vested on the third anniversary of the grant date subject to continued service and achievement of a performance condition that required an average closing price of $65.94 for the Company’s common stock during any consecutive 15 day period between the grant date and the three year anniversary of the grant date. The Compensation Committee certified in February 2020 that the performance condition had been satisfied in June 2017.

Tax Deductibility

Prior to the adoption of the Tax Cuts and Jobs Act of 2017 on December 22, 2017 (“Tax Reform”), under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a publicly-held corporation’s covered employees who are employed by the corporation at year-end would not be deductible for federal income tax purposes unless the compensation was considered “qualified performance-based compensation” (or another exemption is met). Covered employees included the Chief Executive Officer and the three other most highly-compensated executive officers as of the last day of the taxable year other than the Chief Executive Officer or Chief Financial Officer.

As a result of Tax Reform: (i) the exception for qualified performance-based compensation was eliminated effective for tax years beginning on or after January 1, 2018, (ii) the definition of “covered employees” was expanded to include the Chief Financial Officer, and (iii) “covered employee status” was made permanent for any executive who was a

“covered employee” for any tax year beginning after December 31, 2016. However, performance-based compensation arrangements pursuant to written binding contracts in effect as of November 2, 2017 may continue to be treated as performance-based compensation and are deductible so long as the arrangements are not modified thereafter in any material respect (“162(m) Transition Relief”).

We believe that PSU payouts for the 2017-2019 performance periods and Stock Option awards granted in 2017 that are subject to award agreements entered into prior to November 2, 2017 and not subsequently materially modified, will continue to be deductible under the 162(m) Transition Relief.

There can be no guarantee, however, that amounts potentially subject to the Section 162(m) Transition Relief limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) Transition Relief or that such amounts will be deductible by the Company. As described above, a number of requirements must be met under Section 162(m) of the Code and the corresponding 162(m) Transition Relief in order for particular compensation to qualify for the exception. There can be no assurance that amounts intended to constitute “qualified performance-based” compensation under the 162(m) Transition Relief, including, if applicable, amounts payable under the Company’s LTI program, will be fully deductible under all circumstances. In addition, the Company reserves the flexibility to award non-deductible compensation in circumstances where the Company believes, in its good faith business judgment, that such an award is in its best

2020 Proxy Statement	41

The Brink’s Company

interest in attracting or retaining capable management.

Sign on Award for Ms. O’Brien

Ms. O’Brien was appointed Senior Vice President and General Counsel in April 2019. In connection with her appointment, the Compensation Committee approved an RSU award of $250,000 and an Internal Metric PSUs award of $250,000. The RSUs will vest in three equal installments on the first, second and third anniversaries of the grant date. The terms and conditions of the Internal Metric PSUs are the same as the Internal Metric PSUs that were granted to all other named executive officers in February 2019.

Equity Grant Practices

The Company does not strategically time LTI awards in coordination with the release of material non-public information and has never had a practice of doing so. It is Company policy not to engage in backdating options. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for PSU, RSU and Option awards granted by the Company is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC. The determination of grant date fair value for RSUs, PSUs and Options is described on pages 47 and 48.

“Double Trigger” Acceleration of Vesting Following Change in Control

The Compensation Committee has approved terms and conditions for the executive officers’ PSU awards that provide for double trigger vesting of awards upon a change in control—which means that the vesting of these awards will accelerate only upon certain terminations of employment following a change in control. For Internal Metric PSUs awarded in 2019, a change in control within the first twelve months of the performance period will result in conversion of the awards to time-based RSUs at target level that vest at the end of the performance period. The RSUs resulting from the conversion of Internal Metric PSUs will be subject to a double trigger for accelerated vesting. If a change in control occurs after the first twelve months of the performance period, the Compensation Committee will assess performance against the pre-established goals (adjusted for the reduced duration of the performance period) and the Internal Metric PSUs will be converted to time based RSUs that vest at the end of the performance period for that number of shares that would have become payable based on the goals (as adjusted) achieved through the date of the change in control. The RSUs resulting from the conversion of Internal Metric PSUs will be subject to a double trigger for accelerated vesting.

For Relative TSR PSUs awarded in 2019, a change in control during the performance period will result in conversion of the awards to time-based RSUs that vest at the end of the performance period for that number of shares of Brink’s Common stock that is equal to the number of Relative TSR PSUs that would have become payable based on the goals achieved through the date of the change in control. The RSUs resulting from the conversion of Relative TSR PSUs will be subject to a double trigger for accelerated vesting.

For RSU and Stock Option awards granted in 2019, in the event of a change in control prior to the vesting date, the RSUs and Options will be subject to a double trigger for accelerated vesting.

Benefits

General. The types and amounts of benefits provided to the named executive officers are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent, as well as providing long-term financial security to the Company’s employees and their families. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation. The Company maintains a non-qualified deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated U.S.– based employees, including all of the named executive officers based in the U.S. Under the deferred compensation program, named executive officers may defer a portion of their compensation, which is invested in mutual funds or converted to units that track Brink’s Common Stock, according to the executive’s instructions at the time of enrollment.

42	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period from the date of original participation in the program. As a result, participation in the deferred compensation program enhances the alignment of the interests of the named executive officers with the Company’s shareholders by providing the Company’s executive officers with a further opportunity to meet or make progress against their stock ownership guidelines. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining program participants, including the named executive officers, in part, because any matching contributions by the Company are subject to a five-year vesting period that begins at the time of enrollment in the program. Because he was not based in the U.S., Mr. Zukerman did not participate in this program.

For more information on the Company’s deferred compensation program, see “Non-qualified Deferred Compensation” beginning on page 56.

Pension Plans

The Company maintains pension plans in certain countries in which it has operations. Mr. Zukerman participates in the Company’s Switzerland Pension Plan which provides benefits to Switzerland-based employees. For more information on the Company’s pension plans, see “Pension Benefits” beginning on page 55.

Executive Salary Continuation Plan. The U.S.–based named executive officers participate along with other senior executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary. This benefit is paid out over a 10-year period following the participant’s death. Because he is not based in the U.S., Mr. Zukerman did not participate in this plan.

Long-Term Disability Plan. U.S.-based named executive officers participate along with other salaried U.S. employees in a long-term disability program. In the event that the executive is totally incapacitated, the executive would receive 50% of current annual base salary plus the average of the last three years’ annual incentive payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security normal retirement age. Because he was not based in the U.S., Mr. Zukerman did not participate in this plan.

Health and Welfare Plans. Messrs. Pertz, Domanico, Beech, Shemanski and Ms. O’Brien are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other salaried U.S. employee.

Perquisites. For 2019, the Company provided its named executive officers with limited perquisites, including reimbursement of relocation expenses, executive physical examinations, and payment of certain tax preparation expenses for Mr. Zukerman. Executives bear all tax consequences and are not grossed up.

Severance Pay Plan

The Severance Pay Plan provides severance benefits to eligible employees, including the named executive officers, whose employment is terminated by the Company without cause other than by reason of incapacity or terminated by the participant for good reason. A participant would not be entitled to severance benefits under the Severance Pay Plan if the participant were otherwise eligible for more favorable severance benefits under another arrangement (including a Change in Control Agreement, see below) or in connection with a divestiture in which the participant is offered a comparable position. The Severance Pay Plan provides the following benefits to a participant if his or her employment is terminated under the circumstances described above:

•	a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;

•	a lump sum payment equal to the product of (a) one (one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;

•	a prorated bonus for the year of termination, so long as the participant was employed by the company for at least six months of the performance year;

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The Brink’s Company

•	reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the Chief Executive Officer) following the date of termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;

•	continued vesting of equity awards granted in connection with the Company’s ordinary LTI award grant cycle with payout at the lower of target or actual performance until the first anniversary of the participant’s date of termination; and

•	reasonable outplacement services during the period over which the health care benefits are provided.

See “Potential Payments Upon Termination or Change in Control”—Severance Pay Plan beginning on page 59 for additional information about the Severance Pay Plan.

Change in Control Agreements

The Company has change in control agreements with each of the named executive officers that are described under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 62. The Compensation Committee believes that the change in control agreements serve the interests of the Company and its shareholders by ensuring that if a change in control is ever under consideration, the named executive officers will be able to advise the Board whether the potential change in control transaction is in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements are “double trigger,” which means that benefits become available to named executive officers under the agreements only upon a change in control followed by certain terminations of employment. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of the named executive officers in employment security without unduly burdening the Company or affecting shareholder value in connection with a change in control. The Compensation Committee reviews the potential payments under these agreements each year.

Compensation Recoupment Policy

In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the federal securities laws, the Company will recoup from the executive officers and any recipient of performance-based cash or equity compensation who was directly responsible for the restatement, any performance-based cash or equity-based incentive compensation that they would not have been entitled to receive under the restated results.

44	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines and Prohibition Against Hedging and Pledging

The Company maintains stock ownership guidelines for its executive officers in the amounts below:

•	Chief Executive Officer—must hold shares of Brink’s Common Stock with a value equal to five times base salary

•	All other executive officers—must hold shares of Brink’s Common Stock with a value equal to three times base salary

Shares of Brink’s Common Stock owned outright, deferred compensation stock-based units and vested and unvested RSUs on an after-tax basis (but not unexercised stock options) are all eligible to be included for purposes of satisfying the guidelines. Unearned PSUs and unvested stock options do not count towards executive officers’ guidelines. Until an executive officer meets his or her stock ownership guideline, the executive officer must hold at least 50% of any profit shares from stock option exercises, restricted stock unit vesting, or payout of any PSUs.

The Company maintains a policy that prohibits directors and executive officers from engaging in any kind of hedging transaction that could reduce or limit the director’s or officer’s economic risk relative to his or her holdings, ownership or interest in Company securities. In addition, directors, executive officers and employees are prohibited from writing call or put options relative to Brink’s securities.

Pursuant to an amendment of the Company’s policies, effective January 1, 2020, directors and executive officers are prohibited from pledging Company securities.

2020 Proxy Statement	45

The Brink’s Company

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Susan Docherty, Chair

Paul G. Boynton

Dan R. Henry

Michael J. Herling

46	2020 Proxy Statement

The Brink’s Company

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information with respect to compensation of the named executive officers in 2017, 2018 and 2019.

Name and Principal Position	Year	Salary(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Douglas A. Pertz President and Chief Executive Officer	2019	996,667	4,349,830	1,449,986	1,309,770	—	294,956	8,401,209
	2018	975,000	1,874,987	5,624,984	1,504,913	—	380,513	10,360,397
	2017	945,833	1,874,928	2,578,123	2,251,500	—	159,897	7,810,281
Ronald J. Domanico Executive Vice President and Chief Financial Officer	2019	620,833	937,398	312,487	496,125	—	140,754	2,507,597
	2018	595,833	937,406	312,489	626,535	—	168,434	2,640,697
	2017	575,000	824,930	274,999	814,016	—	116,505	2,605,450
Michael F. Beech Executive Vice President	2019	536,500	543,531	181,246	436,226	—	63,117	1,760,620
	2018	491,667	449,892	149,990	439,779	—	135,710	1,667,038
	2017	480,000	412,466	137,499	624,000	—	11,850	1,665,815
Dana C. O’Brien Senior Vice President and General Counsel	2019	366,742	1,062,183	187,485	211,974	—	238,944	2,067,328

Raphael J. Shemanski Executive Vice President	2019	592,051	824,882	274,990	371,616	—	150,434	2,213,973

Amit Zukerman(1) Executive Vice President	2019	310,833	4,929,461	5,572,058	248,063	987,266	182,483	12,230,164
	2018	612,500	937,406	312,489	598,444	31,770	15,169	2,507,778
	2017	600,000	937,430	312,489	861,462	519,718	18,264	3,249,363

(1)

Mr. Zukerman ceased serving as an executive officer as of June 28, 2019. Pursuant to the terms of the Consulting Agreement between the Company and Mr. Zukerman (described on page 65), the Stock Awards and Option Awards granted to Mr. Zukerman in 2019 were forfeited. The amounts reflected under the Stock Awards and Option Awards columns for 2019 reflect the value of the awards granted in 2019 that were forfeited as well as the value of the outstanding awards granted before January 1, 2019 that were modified on May 8, 2019. The fair value of all modified awards was computed on May 8, 2019, in accordance with FASB ASC Topic 718 and taking into account, among other things, the stock price on May 8, 2019 and the probable payout of modified awards. For purposes of this table, amounts paid to Mr. Zukerman in Swiss francs (CHF) were converted to U.S. dollars (USD) using exchange rates as set forth in footnote (6) below.

(2)

Represents salaries before any employee contributions under the Company’s 401(k) Plan and/or employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2019, including earnings on amounts deferred, see “Non-qualified Deferred Compensation” beginning on page 56.

(3)

For the Relative TSR PSUs, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation model. For the Internal Metric PSU and RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on the closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. The actual value a named executive officer may receive depends on achievement of pre-established program goals and market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized. The following table sets forth the 2019 Internal Metric PSUs at the grant date fair value and at the maximum potential value at the highest level of performance for each named executive officer:

Name	Grant Date Fair Value	Maximum Potential Value at Highest Level of Performance(a)
Mr. Pertz	$2,899,932	$5,799,864
Mr. Domanico	312,446	624,892
Mr. Beech	181,188	362,376
Ms. O’Brien	437,363	874,726
Mr. Shemanski	274,999	549,998
Mr. Zukerman(b)	312,446	624,892

(a)

The maximum potential fair value that could be recognized for financial reporting purposes would be based on a maximum payout of 200% for performance at the highest level of adjustment of the pre-established program goals.

(b)	The Internal Metric PSUs awarded to Mr. Zukerman in 2019 were forfeited pursuant to the terms of the Consulting Agreement described on page 65.

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The Brink’s Company

The 2019 Stock Awards for Ms. O’Brien include awards valued at $499,880 granted in connection with her appointment as Senior Vice President and General Counsel in April 2019.
(4)

The grant date fair value for the Option awards was computed in accordance with FASB ASC Topic 718. For the 2019 Option awards, fair value was computed based on the Black-Scholes-Merton option pricing model. For the 2018 and 2017 Performance Stock Option awards, fair value was computed based on a Monte Carlo simulation. The stock price at the date of grant was based on the closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. The actual value a named executive officer may receive depends on market prices and, for the 2018 and 2017 Option awards, additionally on achieving pre-established market prices. As a result, there can be no assurance that the amounts reflected in the Option Awards column will actually be realized.

(5)

Represents: amounts paid under the Executive Incentive Plan (“EIP”) with respect to 2017 and 2018 performance before any employee deferrals of EIP awards under the Company’s deferred compensation program; and amounts paid under the BIP with respect to 2019. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in 2019, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 56.

(6)

For Mr. Zukerman, the amount represents the change during the year ended December 31, 2019 in the actuarial present value of his pension payouts due to contributions during the year and changes in the assumptions used to value pension benefits. For purposes of computing the actuarial present value of the accrued benefit payable to Mr. Zukerman in the monthly benefit, the Company assumed: (a) a 0.4% discount rate for the Switzerland pension plan measurement date of December 31, 2019 and a 1.0% discount rate for the Switzerland pension plan measurement date of December 31, 2018; and (b) payments will be made on a straight-life monthly annuity basis. The following exchange rules were used to calculate the change in pension value during the year ended December 31, 2019: (i) 1 CHF = 1.10191 USD at December 31, 2018; and (ii) 1 CHF = 1.0333 USD at December 31, 2019.

(7)	For 2019, includes the following items and amounts for each of the named executive officers:

(a)	Matching contributions on deferrals of compensation made in 2019 as shown in the following table (Mr. Zukerman did not participate in deferred compensation):

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution	Matching Contribution for Deferred Annual Incentive	Supplemental Savings Plan Matching Contribution	Total(i)

Mr. Pertz	$99,667	$5,600	$150,491	$39,198	$294,956
Mr. Domanico	62,083	5,600	62,654	10,417	140,754
Mr. Beech	—	5,600	43,978	13,539	63,117
Ms. O’Brien	34,333	—	—	—	34,333
Mr. Shemanski	59,205	5,600	62,640	11,988	139,434

(i)	Amounts may not add due to rounding.

(b)	Perquisites and personal benefits in 2019 for Ms. O’Brien and Mr. Shemanski, who received perquisites and personal benefits totaling $10,000 or more as detailed below.

Name	Executive Physical Examinations	Relocation Expenses	Total
Ms. O’Brien	$—	$204,611	$204,611
Mr. Shemanski	11,000	—	11,000

(c)

For Mr. Zukerman, includes monthly consulting fees paid in 2019 and reimbursement payment of premiums (for which amounts were converted from Swiss Francs (CHF) to U.S. dollars (USD) using an average exchange rate of 1 CHF = 1.019576 USD) pursuant to the Consulting Agreement described on page 65.

48	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Realized Pay Table for 2019

The table below provides supplemental disclosure representing the total direct compensation realized by each named executive officer for 2019. The Realized Pay Table below includes the salary paid in 2019, annual incentive payouts for the 2019 performance period paid in 2020, the value of PSUs for the 2017-2019 performance period that vested and were paid in shares of common stock in 2020, and the value of RSUs that vested in 2019.

The Realized Pay Table differs substantially from the Summary Compensation Table on page 47 and is not a substitute for that table. The primary difference between the Realized Pay Table and the Summary Compensation Table is that the Realized Pay Table includes the payouts of PSUs after a three-year performance and/or vesting period while the SEC’s calculation of total compensation, as shown in the Summary Compensation table, includes several items that are driven by accounting assumptions. For example, SEC rules require that the grant date fair value of all equity awards (such as RSUs, PSUs and stock options) be reported in the Summary Compensation Table for the year in which they were granted. In some cases, the actual compensation realized by the named executive officers may be different than what is reported in the Summary Compensation Table and compensation reported may not be realized for a number of years, if at all. Furthermore, realized compensation for a named executive officer for any given year may be greater or less than the compensation reported in the Summary Compensation Table for that year depending on fluctuations in stock prices on the grant and vesting dates, differences in equity grant values from year to year and SEC reporting requirements. Realized pay amounts for Mr. Zukerman are not included in the following table as he ceased to be an executive officer in June 2019.

Name	Salary	Annual Incentive Payout	Vested RSUs	IM PSU Payout(1)	Relative TSR PSU Payout	Total(2)

Mr. Pertz	$996,667	$1,309,770	$481,668	$10,476,982	$1,771,962	$15,037,049
Mr. Domanico	620,833	496,125	378,255	2,428,455	519,798	4,443,466
Mr. Beech	536,500	436,226	249,237	450,661	259,899	1,932,523
Ms. O’Brien	366,742	211,974	—	—	—	578,716
Mr. Shemanski	592,051	371,616	717,276	511,383	67,701	2,260,027

(1)

Includes inducement RSUs awarded to Messrs. Pertz and Domanico in 2016 in connection with joining the Company, which vested in 2019, and includes an off-cycle grant in 2018 to Mr. Shemanski, which vested in 2019.

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Grants of Plan-Based Awards

The following table presents information regarding grants of annual incentive awards to the named executive officers during the year ended December 31, 2019 under the Brink’s Incentive Plan (“BIP”) and long-term incentive awards under the 2017 Equity Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock Awards(6) ($)
Name	Award Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Douglas A. Pertz	BIP		$675,000	$1,350,000	2,700,000
	IM PSU	2/21/2019				18,702	37,404	74,808				2,899,932
	TSR PSU	2/21/2019				3,433	13,734	27,468				1,449,898
	Option	2/21/2019								67,129	79.26	1,449,986
Ronald J. Domanico	BIP		281,250	562,500	1,125,000
	IM PSU	2/21/2019				2,015	4,030	8,060				312,446
	TSR PSU	2/21/2019				740	2,960	5,920				312,487
	RSU	2/21/2019							4,001			312,465
	Option	2/21/2019								14,467	79.26	312,487
Michael F. Beech	BIP		204,375	408,750	817,500
	IM PSU	2/21/2019				1,168	2,337	4,674				181,188
	TSR PSU	2/21/2019				429	1,716	3,432				181,158
	RSU	2/21/2019							2,320			181,185
	Option	2/21/2019								8,391	79.26	181,246
Dana C. O’Brien	BIP		120,167	240,333	480,666
	IM PSU	4/25/2019				2,851	5,703	11,406				437,363	(7)
	TSR PSU	4/25/2019				471	1,886	3,772				187,431
	RSU	4/25/2019							5,661			437,389	(7)
	Option	4/25/2019								8,827	78.43	187,485
Raphael J. Shemanski	BIP		240,000	480,000	960,000
	IM PSU	2/21/2019				1,773	3,547	7,094				274,999
	TSR PSU	2/21/2019				651	2,604	5,208				274,904
	RSU	2/21/2019							3,521			274,979
	Option	2/21/2019								12,731	79.26	274,990
Amit Zukerman	BIP		140,625	281,250	562,500
	IM PSU	2/21/2019				2,015	4,030	8,060				312,446	(8)
	TSR PSU	2/21/2019				740	2,960	5,920				312,487	(8)
	RSU	2/21/2019							4,001			312,465	(8)
	Option	2/21/2019								14,467	79.26	312,487	(8)
	RSU	5/8/2019							19,841			1,529,146	(9),(10)
	Option	5/8/2019								95,907	32.69	4,290,879	(9),(10)
	IM PSU	5/8/2019				3,029	6,059	12,118				775,383	(9),(11)
	TSR PSU	5/8/2019				1,164	4,659	6,988				524,883	(9),(11)
	RSU	5/8/2019							2,004			153,567	(9),(11)
	Option	5/8/2019								26,106	52.75	708,517	(9),(11)
	IM PSU	5/8/2019				2,178	4,357	8,714				443,950	(9),(12)
	TSR PSU	5/8/2019				988	3,953	7,906				345,136	(9),(12)
	RSU	5/8/2019							2,882			219,998	(9),(12)
	Option	5/8/2019								17,438	73.45	260,175	(9),(12)

(1)

The Internal Metric PSUs, Relative TSR PSUs, RSUs and Options, as applicable, granted to Messrs. Pertz, Domanico, Beech, Shemanski and Zukerman were granted on February 21, 2019 under the 2017 Equity Incentive Plan (see “Equity Award Grants” on page 51). Ms. O’Brien received Internal Metrics PSUs, Relative TSR PSUs, RSUs and Options on April 25, 2019 following her appointment as Senior Vice President and General Counsel. See footnotes (8) - (12) below for additional information about the May 8, 2019 awards held by Mr. Zukerman that were modified.

(2)

Amounts in this column represent annual incentive targets under the BIP for 2019 paid in 2020. Payouts can range from 0% to 200% of target. Actual payouts under the BIP are included in the “non-equity incentive plan compensation” column of the Summary Compensation Table on page 47. Mr. Zukerman’s amounts are pro-rated, pursuant to the terms of the Consulting Agreement described on page 65.

(3)

Amounts in this column represent Relative TSR PSUs awarded for the 2019-2021 performance measurement period. In 2022, the Compensation Committee will determine the PSU payout based on the Company’s Relative TSR compared to S&P MidCap 400 companies with foreign revenues that exceed 50% of total revenues, multiplied by the number of target units. The number of TSR PSUs ultimately paid can range from 0% to 200% of the PSUs awarded. There is no minimum number of shares that will be paid under these awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.

(4)

Amounts in this column represent Internal Metric PSUs awarded for the 2019-2021 performance measurement period. In, 2022 the Compensation Committee will determine the PSU payout, based on the Company’s performance against pre-established goals multiplied by the number of target units. The number of Internal Metric PSUs ultimately paid can range from 0% to 200% of the PSUs awarded. There is no minimum number of shares that will be paid under these awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.

50	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

(5)

In accordance with the 2017 Equity Incentive Plan, the exercise price for the Options reported in this column was based on the closing price of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange.

(6)

Grant date fair value for all equity awards was computed in accordance with FASB ASC Topic 718. For the Relative TSR PSUs, the grant date fair value was computed based on a Monte Carlo simulation model. Under that model, the TSR PSU awards had a per share grant date fair value of $105.57 (for the February 21, 2019 grant date) and $99.38 (for the April 25, 2019 grant date). For Options, fair value was computed based on the Black-Scholes-Merton model. Under that model, the Option awards had a per share grant date fair value of $21.60 (for the February 21, 2019 grant date) and $21.24 (for the April 25, 2019 grant date). For Internal Metric PSU awards and RSU awards, the grant date fair value was based on the closing stock price at the grant date, adjusted for a discount for dividends not received or accrued during the vesting period. Accordingly, for the 2019 Internal Metric PSU awards, which vest at the end of a three-year service period, the grant date per share fair value was $77.53 (for the February 21, 2019 grant date) and $76.69 (for the April 25, 2019 grant date). For the RSU awards, which vest ratably over a three-year service period, the weighted average per share grant date fair value was $78.10 (for the February 21, 2019 grant date) and $77.26 (for the April 25, 2019 grant date).

(7)

Ms. O’Brien was granted certain awards in connection with her appointment as Senior Vice President and General Counsel in April 2019. Included in the IM PSU grant are 3,259 target units with a grant date fair value of $249,933 and included in the RSU grant are 3,235 units with a grant date fair value of $249,947.

(8)

Mr. Zukerman was no longer serving as an executive officer as of June 28, 2019. Pursuant to the terms of the Consulting Agreement between the Company and Mr. Zukerman (described on page 65), the awards reflected under the Equity Incentive Plan Awards, Stock Awards and Option Awards columns granted to Mr. Zukerman on February 21, 2019 were forfeited.

(9)

The amounts reflected under the Equity Incentive Plan Awards, Stock Awards and Option Awards columns dated May 8, 2019 reflect the value of the outstanding awards granted before January 1, 2019 that were modified on May 8, 2019 pursuant to the Consulting Agreement and are not new equity award grants to Mr. Zukerman. The vesting terms of Mr. Zukerman’s pre-2019 outstanding equity awards were modified under the Consulting Agreement to allow for continued vesting of these awards through March 2021, the expiration of the consulting period under the Consulting Agreement described on page 65. The fair value of all modified awards was computed on May 8, 2019, in accordance with FASB ASC Topic 718. The pre-2019 outstanding equity awards are shown in this table at the original award or remaining award quantities with the fair values as of the award modification date. There were no changes to the exercise prices related to Mr. Zukerman’s Options.

(10)	These awards modified on May 8, 2019 were originally granted to Mr. Zukerman on July 28, 2016.
(11)	These awards modified on May 8, 2019 were originally granted to Mr. Zukerman on February 17, 2017.
(12)	These awards modified on May 8, 2019 were originally granted to Mr. Zukerman on February 22, 2018.

Equity Award Grants

The 2017 Equity Incentive Plan, which was approved by the Company’s shareholders in May 2017, is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation Committee administers the 2017 Equity Incentive Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2017 Equity Incentive Plan and has the sole discretion to grant eligible participants equity awards, including stock options, stock appreciation rights, restricted stock, performance stock, restricted stock units, performance stock units, other stock-based awards, cash awards, or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2017 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the closing price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

Equity awards granted under the 2017 Equity Incentive Plan have specific terms and conditions approved by the Compensation Committee. In general, awards are canceled following termination of employment (although vested stock options may be exercised within 90 days following termination). Upon termination of employment by reason of the holder’s retirement or permanent and total disability, awards remain outstanding and continue to vest (or remain exercisable in the case of vested stock options) in accordance with their terms. In the event of the holder’s death while employed: (i) the holder’s beneficiary will be entitled to receive a pro-rata portion of the number of shares that would have been payable under performance awards notwithstanding the holder’s death, based on the number of days in the performance period that elapsed prior to termination; (ii) restrictions on restricted stock units lapse as of the date of the holder’s death (or if later, the one year anniversary of the restricted stock unit grant); and (iii) outstanding options become fully exercisable as of the holder’s death (or, if later, the one year anniversary of the stock option grant) and may be exercised by the holder’s beneficiary within three years following the holder’s death (but not after the expiration date of the stock option award).

For a description of the treatment of equity awards upon change in control, see page 42.

For a discussion of the principles applied in administering the 2017 Equity Incentive Plan, see “Compensation Discussion and Analysis—2019 Compensation Decisions by Component—Long-Term Incentive Compensation—Equity Awards under the 2017 Equity Incentive Plan” beginning on page 39.

2020 Proxy Statement	51

The Brink’s Company

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of all unexercised stock options, restricted stock units and performance share units for the named executive officers outstanding as of December 31, 2019.

		Option Awards					Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3)(4)(5) ($)
Douglas A. Pertz 6/9/2016	Option	400,000			29.87	6/9/2022
2/17/2017	Option		215,382		52.75	2/17/2023
2/17/2017	IM PSU								36,358	3,296,943
2/17/2017	TSR PSU								20,965	1,901,106
2/22/2018	Option			184,668	73.45	2/22/2024
2/22/2018	Option			156,947	73.45	2/22/2024
2/22/2018	TSR PSU								27,514	2,494,970
2/21/2019	Option		67,129		79.26	2/21/2025
2/21/2019	IM PSU								18,702	1,695,897
2/21/2019	TSR PSU								19,364	1,755,928

Ronald J. Domanico 7/14/2016	Option	84,985			29.86	7/14/2022
2/17/2017	Option		22,974		52.75	2/17/2023
2/17/2017	IM PSU								10,664	967,012
2/17/2017	TSR PSU								6,150	557,682
2/17/2017	RSU						1,764	159,960
2/22/2018	Option			17,438	73.45	2/22/2024
2/22/2018	RSU						2,882	261,340
2/22/2018	IM PSU								4,357	395,093
2/22/2018	TSR PSU								4,585	415,768
2/21/2019	Option		14,467		79.26	2/21/2025
2/21/2019	IM PSU								2,015	182,720
2/21/2019	TSR PSU								4,173	378,408
2/21/2019	RSU						4,001	362,811

Michael F. Beech 2/17/2017	Option		11,487		52.75	2/17/2023
2/17/2017	IM PSU								5,332	483,506
2/17/2017	TSR PSU								3,075	278,841
2/17/2017	RSU						882	79,980
2/22/2018	Option			8,370	73.45	2/22/2024
2/22/2018	RSU						1,383	125,410
2/22/2018	IM PSU								2,091	189,612
2/22/2018	TSR PSU								2,200	199,496
2/21/2019	Option		8,391		79.26	2/21/2025
2/21/2019	IM PSU								1,168	105,914
2/21/2019	TSR PSU								2,419	219,355
2/21/2019	RSU						2,320	210,378

52	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

		Option Awards					Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4) ($)
Dana C. O’Brien 4/25/2019	Option		8,827		78.43	4/25/2025
4/25/2019	IM PSU								2,851	258,529
4/25/2019	TSR PSU								2,659	241,118
4/25/2019	RSU						5,661	513,339

Raphael J. Shemanski 10/16/2017	Option		2,726		84.65	10/16/2023
10/16/2017	IM PSU								4,988	452,312
10/16/2017	TSR PSU								801	72,635
10/16/2017	RSU						229	20,766
2/22/2018	Option			15,345	73.45	2/22/2024
2/22/2018	RSU						2,536	229,964
2/22/2018	IM PSU								3,834	347,667
2/22/2018	TSR PSU								4,034	365,803
2/21/2019	Option		12,731		79.26	2/21/2025
2/21/2019	IM PSU								1,773	160,776
2/21/2019	TSR PSU								3,671	332,886
2/21/2019	RSU						3,521	319,284

Amit Zukerman (5) 2/17/2017	Option		26,106		52.75	6/29/2021
2/17/2017	IM PSU								12,118	1,098,860
2/17/2017	TSR PSU								6,988	633,672
2/17/2017	RSU						2,004	181,723
2/22/2018	Option			17,438	73.45	6/29/2021
2/22/2018	RSU						2,882	261,340
2/22/2018	IM PSU								4,357	395,093
2/22/2018	TSR PSU								4,585	415,768

(1)

In accordance with the Company’s 2013 Equity Incentive Plan and 2017 Equity Incentive Plan, the exercise prices for the options were based on the closing prices of Brink’s Common Stock on the date of grant as reported on the New York Stock Exchange.

(2)	RSUs vest as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant.
(3)	Market value or payout value was based on the closing price of Brink’s Common Stock on December 31, 2019, as reported on the New York Stock Exchange.
(4)

Represents market value or payout value for IM PSU and Relative TSR PSU awards granted in 2017 for the 2017-2019 performance period, granted in 2018 for the 2018-2020 performance period and granted in 2019 for the 2019-2021 performance period. These awards become earned and payable on the date in the first half of the third year following the grant date on which the Compensation Committee determines that achievement of the performance goals for the applicable performance period. The number of shares of stock shown as not yet vested are based on the threshold level of performance for each of underlying awards’ metrics or, if performance to date on the metric has exceeded the threshold level, the level of performance achieved at December 31, 2019. Accordingly, for the 2017-2019 performance period, the IM PSU awards are reported at the maximum 200% level of performance and the Relative TSR PSU awards are reported at the maximum 150% level of performance. For the 2018-2020 performance period, the IM PSU awards are reported at a target 100% level of performance and the Relative TSR PSU awards are reported at a 116% level of performance. For the 2019-2021 performance period, the IM PSU awards are reported at the threshold 50% level of performance and the Relative TSR PSU awards are reported at a 141% level of performance.

(5)	Pursuant to the terms of the Consulting Agreement between the Company and Mr. Zukerman (described on page 65), the long-term incentive awards granted to Mr. Zukerman in 2019 were forfeited.

2020 Proxy Statement	53

The Brink’s Company

Outstanding Equity Awards Table Narrative

Performance Share Units

For lnternal Metric PSUs awarded in 2017 and 2018, a change in control within the first twelve months of the performance period will result in a conversion of the awards to time-based RSUs at target level that vest on the vesting date (as set forth in the award agreement). lf a change in control occurs after the first twelve months of, but prior to the end of the performance period, the award will convert into time-based RSUs that vest on the vesting date for that number of shares of Brink’s Common Stock that would have become payable based on the goals achieved (adjusted for the shortened performance period) through the date of the change in control. lf a change in control occurs after the end of the performance period but prior to the vesting date, the award will become payable on the vesting date.

For Relative TSR PSUs awarded in 2017 and 2018, a change in control during the performance period will result in a conversion of the awards to time-based RSUs that vest on the vesting date for that number of shares that would have become payable based on the goals achieved through the date of the change in control. lf a change in control occurs after the end of the performance period but prior to the vesting date, the award will become payable on the vesting date.

Restricted Stock Units

For RSUs, in the event of a change in control prior to the vesting date, the RSUs will be subject to a double trigger for accelerated vesting.

Stock Options

Performance Stock Options granted in 2018 to all

executive officers other than Mr. Pertz: (1) vest and become exercisable on the third anniversary of the grant date only if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 125% of the closing price on the grant date; and (2) expire six years after the date of grant. Two types of Performance Stock Options were awarded to Mr. Pertz in 2018. Half of the Performance Stock Options awarded vest and become exercisable on the third anniversary of the grant date only if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 125% of the closing price on the grant date. The other half of Performance Stock Options awarded to Mr. Pertz in 2018 vest and become exercisable on the third anniversary of the grant date only if the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 150% of the closing price on the grant date. All of the Performance Stock Options awarded to Mr. Pertz in 2018 expire six years after the date of grant. With respect to all of the Performance Stock Options, upon a change in control, the price targets applicable to the Performance Stock Options awards cease to apply. In addition, if the awards do not remain outstanding or the successor company does not assume the award or provide a substitute, then the price targets shall be deemed achieved and the awards shall vest in full upon change in control. In the event of termination following change in control (other than termination by the company for cause or by the employee without good reason), then the award will vest in full without regard to the price targets.

54	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested

The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Douglas A. Pertz	—	—	167,690	13,424,202
Ronald J. Domanico	—	—	40,494	3,354,182
Michael F. Beech	—	—	20,450	1,621,069
Dana C. O’Brien	—	—	—	—
Raphael J. Shemanski	—	—	9,704	807,077
Amit Zukerman	95,907	5,387,096	37,015	3,201,739

Pension Benefits

The Company provides retirement benefits to certain employees around the world. Mr. Zukerman participates in the Brink’s Switzerland Pension Plan (The “Swiss Pension Plan”), which is discussed below. Mr. Zukerman is the only named executive officer who is covered by this plan.

The following table presents information as of December 31, 2019 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement. Mr. Zukerman is the only named executive officer listed in the table below because he is the only named executive officer who participates in any pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Amit Zukerman	Swiss Pension Plan	5.5	3,171,198	—

(1)	This column shows the present value of the accumulated benefit as of December 31, 2019.

For purposes of computing the present value of the accrued benefit payable to Mr. Zukerman, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65 for males) permitted under the pension plan; (b) a 0.4% discount rate for the pension plan measurement date of December 31, 2019; and (c) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2019. In addition, the Company has assumed Mr. Zukerman will attain the age of 65; longevity is determined using the LPP/BVG2015-Generational mortality table for payment calculations.

Brink’s Switzerland Pension Plan

The Company maintains the Swiss Pension Plan, which is a contribution-based plan that covers all Switzerland employees, with a guarantee of a minimum interest credit and fixed conversion rates at retirement.

The amount financed for the benefit payable to an employee is based on a percentage of the insured salary and depends on the age attained of the member; 10% from age 25, 13% from age 35, 16% from age 45 and 20% from age 55. The financing is split between the employee (40% of total cost) and the employer (60% of total cost). The risk benefits are expressed as a percentage of the participant’s salary, which annual cost is also split between the employee (40% of total cost) and the employer (60% of total cost).

2020 Proxy Statement	55

The Brink’s Company

Subject to certain limitations, an employee who retires before he or she reaches age 65, provided he or she has reached the age of 58, may receive an annuity for life payable on a monthly basis beginning on his or her early retirement date at an annual rate not to exceed the maximum possible old-age savings tables which are based on a percentage of the participant’s salary.

The plan provides for payment options of an annuity for life or as a lump sum payment. Benefit elections must be made before retirement and are subject to certain requirements, such as spousal consent.

Non-qualified Deferred Compensation

The following table presents information about the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants). Mr. Zukerman did not participate in the deferred compensation program because he did not reside in the United States.

The information included in the table below reflects elective deferrals, Company matching contributions, dividends credited to the participants’ accounts during 2019, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2019. Because deferrals, along with any matching contributions, related to annual incentive payouts under the BIP or the EIP are credited in the year after they are earned, these amounts differ from the annual incentive payments in the Summary Compensation Table, which, for each year, reflect amounts earned in that year.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

Douglas A. Pertz	289,356	289,356	501,860	—	2,149,872
Ronald J. Domanico	135,154	135,154	247,027	—	1,011,585
Michael F. Beech	57,517	57,517	391,309	—	1,549,538
Dana C. O’Brien	34,333	34,333	5,466	—	74,132
Raphael J. Shemanski	443,598	133,834	148,719	—	858,616

(1)

Under the deferred compensation program, a participant is permitted to defer base salary, annual incentive amounts earned under the EIP (prior to 2019) or BIP and amounts in excess of 401(k) limits (as supplemental savings). The dollar value of deferred amounts is converted into notional investments in mutual funds, selected by the participant, or common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of salary and annual incentive awards deferred in 2019 under the deferred compensation program by each of the named executive officers with the exception of Mr. Zukerman, who did not participate in the deferred compensation program:

Name	Salary Deferred	Key Employees Incentive Plan Compensation Deferred(a)	Supplemental Savings Plan Deferred	Total

Mr. Pertz	$99,667	$150,491	$39,198	$289,356
Mr. Domanico	62,083	62,654	10,417	135,154
Mr. Beech	—	43,978	13,539	57,517
Ms. O’Brien	34,333	—	—	34,333
Mr. Shemanski	118,410	313,200	11,988	443,598

(a)	The incentive compensation deferred in 2019 was earned by each named executive officer for 2018 under the EIP.

56	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

(2)

Under the deferred compensation program, a participant also receives Company matching contributions with respect to salary and annual incentive awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of Company matching contributions made in 2019 with respect to deferrals of salary and annual incentive awards under the BIP and supplemental savings plan contributions for each of the named executive officers with the exception of Mr. Zukerman, who did not participate in the deferred compensation program:

Name	Salary Matching Contribution	Annual Incentive Matching Contribution	Savings Plan Matching Contribution	Total(a)

Mr. Pertz	$99,667	$150,491	$39,198	$289,356
Mr. Domanico	62,083	62,654	10,417	135,154
Mr. Beech	—	43,978	13,539	57,517
Ms. O’Brien	34,333	—	—	34,333
Mr. Shemanski	59,205	62,640	11,988	133,834

(a)	These amounts are included within “All Other Compensation” for 2019 in the Summary Compensation Table. Amounts may not add due to rounding.

(3)

Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2019 for the common stock units in each named executive officer’s account:

Name	Dividends on Brink’s Common Stock(a)

Mr. Pertz	$9,267
Mr. Domanico	5,928
Mr. Beech	5,290
Ms. O’Brien	95
Mr. Shemanski	3,516

(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.

(4)

The following table sets forth the composition of the aggregate balance of deferred compensation under the deferred compensation program as of December 31, 2019 for each of the named executive officers, with the exception of Mr. Zukerman, who did not participate in the deferred compensation program. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock or the change in value of notional investments in mutual funds, as appropriate; and (d) aggregate distributions to participants:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)

Mr. Pertz	3	$827,578	$827,578	$494,716	$—	$2,149,872
Mr. Domanico	3	379,764	379,764	252,057	—	1,011,585
Mr. Beech	6	594,541	318,929	636,068	—	1,549,538
Ms. O’Brien	0	34,333	34,333	5,466	—	74,132
Mr. Shemanski	2	519,275	209,510	129,831	—	858,616

(a)	Represents value as of December 31, 2019.

2020 Proxy Statement	57

The Brink’s Company

Key Employees’ Deferred Compensation Program

Deferrals

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 90% of his or her cash incentive payments awarded under the annual incentive plan (the BIP for 2019 awards and the EIP for 2017 and 2018 awards);

•	up to 50% of his or her base salary; and

•	any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code.

The Company provides matching contributions for deferred cash incentive amounts (100% of the first 10% deferred) and deferred salary (100% of the first 10% deferred). An executive may elect to defer additional amounts under the supplemental savings plan after he or she meets the maximum permitted under the company’s 401(k) Plan. The company provides matching contributions to supplemental savings plan contributions. For 2019, matching contributions were equal to 100% of the first 2.0% of salary and annual incentive deferrals, less amounts deferred into the Company’s 401(k) Plan.

Amounts deferred are invested in mutual funds or converted to units that track Brink’s Common Stock, per the executive’s instructions at the time of annual enrollment. Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period from the original participation in the deferred compensation program. The dollar values are converted in accordance with the formula in the program.

Dividends paid with respect to the common stock units in a participant’s account are converted to units that track Brink’s Common Stock.

Distributions

General. The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid for deferred compensation invested in mutual funds, and in lieu of the issuance of fractional shares of Brink’s Common Stock.

Termination Upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death, retirement, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions for all accrued units are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant, related dividends and changes in market value. The participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for ‘‘cause,’’ the participant forfeits all common stock units attributable to matching contributions and related dividends credited to the participant’s account under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months since the executive’s original participation in the deferred compensation program:

Vested Percentage

Less than 36 months	0%
At least 36 months but less than 48 months	50%
At least 48 months and less than 60 months	75%
60 months or more	100%

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EXECUTIVE COMPENSATION TABLES

As of December 31, 2019, Mr. Beech was fully vested. Messrs. Pertz and Domanico were 50% vested. Ms. O’Brien and Mr. Shemanski were 0% vested.

Lump-sum distributions are made at a date selected by the participant at least two years following the date of election or six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning on a date selected by the participant at least two years following the year of election.

Potential Payments Upon Termination or Change in Control

None of the Company’s named executive officers have employment agreements with the Company, however, each named executive officer may be eligible to receive benefits and payments pursuant to the Company’s Severance Pay Plan and individual change in control agreements in the event of termination or change in control. Benefits under change in control agreements are triggered upon termination following change in control (“double trigger”). The tables on pages 61 and 65 show the estimated amount of incremental additional benefits and payments that would be paid to each of the named executive officers if their employment terminated on December 31, 2019 to the extent those benefits and payments exceed amounts that would be due to the named executive officers regardless of the reason for termination of employment, including, for each named executive officer, the aggregate balance of non-qualified deferred compensation which appears in the Non-qualified Deferred Compensation Table on page 56, subject to vesting of Company matching contributions as described under “Key Employees’ Deferred Compensation Program—Distributions” beginning on page 58. Mr. Zukerman ceased serving as an executive officer on June 28, 2019; therefore, he is not including in the tables on pages 61 and 65 and the actual arrangements of his separation from service are described on page 65 under the heading “Terms of Separation for Mr. Zukerman.”

Because the named executive officers would be eligible to receive different benefits and payments depending on whether a change in control had occurred on December 31, 2019, information about the additional benefits and payments that would be paid to each named executive officer in connection with a termination of employment is presented in two tables: one without a change in control and one with a change in control. Following are descriptions of the types of benefits and payments that the named executive officers would be eligible to receive under various termination scenarios, key terms under the change in control agreements, and the categories of benefits and payments as reflected in the tables on pages 61 and 65.

Severance Pay Plan

Upon a qualifying termination, participants who are named executive officers would be eligible to receive the following benefits:

•	a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;

•	a lump sum payment equal to the product of (a) one (one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;

•	a prorated bonus for the year of termination, so long as the participant was employed by the company for at least six months of the performance year;

•	reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the Chief Executive Officer) following the date of termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;

•	continued vesting of equity awards granted in connection with the Company’s ordinary LTI award grant cycle until the first anniversary of the participant’s date of termination with payout at lower of target or actual performance; and

•	reasonable outplacement services during the period over which the health care benefits are provided.

2020 Proxy Statement	59

The Brink’s Company

In order to receive severance payments, the participant must execute a separation and release agreement that includes a release of claims in favor of the Company as well as confidentiality, non-solicitation and non-competition restrictions that remain in effect for a period of 12 months after termination of employment (18 months for the Chief Executive Officer).

The Committee may amend or terminate the Severance Pay Plan at any time, but any action that would reduce the payments or benefits to participants, narrow the conditions for a qualifying termination, or otherwise reduce the protections provided to participants would not be effective until 12 months following approval by the Committee.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Without a Change in Control

The table on page 61 provides information with respect to incremental additional hypothetical benefits and payments to the named executive officers as of December 31, 2019 under the Company’s policies and programs, assuming their employment was terminated without a change in control.

The amounts in the following tables are in the following categories:

•	Prorated Annual Incentive. Represents hypothetical payment of a prorated annual incentive for the year of termination, pursuant to the terms of the Severance Pay Plan.

•	Base Salary and Annual Incentive. Represents hypothetical payment in the amount of the product of (a) one (or one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity, pursuant to the terms of the Severance Pay Plan.

•	Long-term Incentive. Includes the value at December 31, 2019 of unvested RSUs, Internal Metric PSUs, Relative TSR PSUs and Stock Options that would be payable in accordance with their terms or pursuant to the Severance Pay Plan.

•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 43 as well as the value of short-term disability payments.

•	Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services and medical benefit coverage pursuant to the Severance Pay Plan.

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EXECUTIVE COMPENSATION TABLES

		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Retirement	Incapacity(1)	Death(2)
Douglas A. Pertz	Prorated Annual Bonus	$—	$—	$1,190,700	$—	$—	$—
	Base Salary and Bonus	—	—	3,525,000	—	—	—
	Long Term Incentive (3)	—	—	11,085,345	—	27,662,820	23,399,228
	Benefit Plans	—	—	—	—	497,226	2,721,497
	Outplacement Services and Other Benefits	—	—	33,526	—	—	—
	Total	—	—	15,834,571	—	28,160,046	26,120,725
Ronald J. Domanico	Prorated Annual Bonus	—	—	496,125	—	—	—
	Base Salary and Bonus	—	—	1,187,500	—	—	—
	Long Term Incentive (3)	—	—	2,138,294	—	5,595,679	4,697,675
	Benefit Plans	—	—	—	—	310,766	1,700,935
	Outplacement Services and Other Benefits	—	—	23,075	—	—	—
	Total	—	—	3,844,994	—	5,906,445	6,398,610
Michael F. Beech	Prorated Annual Bonus	—	—	396,569	—	—	—
	Base Salary and Bonus	—	—	953,750	—	—	—
	Long Term Incentive (3)	—	—	1,076,265	2,863,851	2,863,851	2,383,337
	Benefit Plans	—	—	—	—	270,988	1,483,216
	Outplacement Services and Other Benefits	—	—	22,967	—	—	—
	Total	—	—	2,449,551	2,863,851	3,134,839	3,866,553
Dana C. O’Brien	Prorated Annual Bonus	—	—	211,974	—	—	—
	Base Salary and Bonus	—	—	875,500	—	—	—
	Long Term Incentive (3)	—	—	73,360	—	1,379,736	874,105
	Benefit Plans	—	—	—	—	256,072	1,401,571
	Outplacement Services and Other Benefits	—	—	15,572	—	—	—
	Total	—	—	1,176,406	—	1,635,808	2,275,676
Raphael J. Shemanski	Prorated Annual Bonus	—	—	371,616	—	—	—
	Base Salary and Bonus	—	—	1,080,000	—	—	—
	Long Term Incentive (3)	—	—	369,727	—	3,236,847	2,446,661
	Benefit Plans	—	—	—	—	298,336	1,632,898
	Outplacement Services and Other Benefits	—	—	26,256	—	—	—
	Total	—	—	1,847,599	—	3,535,183	4,079,559

(1)

In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments, discounted at 1.91%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees.

(2)

Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 2.17%.

(3)

Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2019 and the option’s exercise price. If the option’s exercise price is less than the December 31, 2019 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2019. Unvested Relative TSR PSUs and Internal Metric PSUs, are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2019.

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The Brink’s Company

Hypothetical Termination Benefits Following Termination Upon a Change in Control

Change in Control Agreements

The change in control agreements provide certain compensation and continued benefits in the event that a “change in control” occurs.

In addition, these agreements provide additional benefits and payments in the event that a change in control occurs and either the executive is terminated by the Company other than for ‘‘cause’’ or incapacity or he resigns for ‘‘good reason’’ within two years following a change in control. Each named executive officer is a party to a change in control agreement with the Company with principal terms as described below. The executive’s entitlement to benefits under the agreement requires compliance with certain non-competition provisions.

Change in Control Agreements—Definitions of Key Terms

The change in control agreements generally define “cause,” “change in control” and “good reason” as follows:

•	“cause” means embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.

•	a “change in control” generally will be deemed to have occurred:

•	upon any (1) combination of the Company in which the Company is not the surviving entity or upon certain conversion of all of the shares of Brink’s Common Stock (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;
•	when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or

•	if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of certain new directors during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

•	“good reason” generally means:

•	material diminution in the named executive officer’s position, authority, duties or responsibilities;

•	material breach of or failure by the Company to comply with its obligations under the change in control agreement;

•	a change to the named executive officer’s work location that increases the distance of the executive’s commute by a pre-determined amount; or

•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement;

•	provided, however, that good reason will cease to exist if the named executive officer has not terminated employment within two years following the initial occurrence of the event constituting good reason.

For Mr. Pertz, “good reason” means any of the following events that is not cured by the Company within 30 days after written notice thereof from Mr. Pertz to the Company, which written notice must be made within 90 days of the occurrence of the event:

•

without Mr. Pertz’s written consent, the assignment of duties materially inconsistent with his position, duties or responsibilities (including reduction of duties related to the Company as a public company, such that those duties no longer constitute a

62	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

substantial portion of his duties) or any material diminution in position, authorities, duties or responsibilities;

•	removal from the Board (other than for Cause) or the failure to be renominated for election to be a member of the Board at the expiration of a term (excluding failure to be reelected to the Board by the shareholders);

•	without Mr. Pertz’s written consent, the Company’s requiring him to change his work location by a pre-determined amount;

•	a material reduction in annual base salary or target annual incentive opportunity (other than in connection with a reduction that applies to employees of the Company and its Subsidiaries generally); or

•	material breach of, or failure by the Company to comply with, the provisions of the Change in Control Agreement.

Change in Control Agreements–Benefits Following a Change in Control if Executive is not Terminated

Salary and Annual Incentive. During the first two years of employment following a change in control, each executive who is a party to a change in control agreement will receive annual compensation at least equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the executive’s average annual incentive award for the last three years preceding the date the change in control occurred. In the event the executive has not been employed with the Company for the last three years, the executive’s target annual incentive will be used for any partial or complete year as necessary to determine the three year average.

Incentive, Savings and Retirement Plans. During the executive’s continued employment, the executive is entitled to continue to participate in all available incentive and savings plans and programs offered by the Company.

Welfare Benefit Plans. During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs offered by the Company.

Change in Control Agreements–Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity.

Under this scenario:

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:

•	the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) any bonus or incentive compensation in respect of a completed performance period, but not paid as of the date of termination, (3) a portion of the executive’s average annual incentive awarded during the past three years pro-rated based on the number of days worked in the year of termination, and (4) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (4) is referred to as the “Accrued Obligation Payment”); and

•	an amount equal to two times the sum of the executive’s annual base salary and average annual incentive awarded during the past three years.

•	The Company will provide the executive with outplacement services.

•	To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to as the ‘‘Other Benefits’’).

•	In the event the executive elects continued medical benefit coverage, the Company will reimburse him or her for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had employment continued.

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The Brink’s Company

Termination for Death or Incapacity. If an executive’s employment is terminated by reason of the executive’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the executive’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause. If the Company or its successor terminates an executive’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment of (1) a lump sum payment of the executive’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.

Termination Other Than for Good Reason. If an executive voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the lump sum payment of the Accrued Obligation Payment (with the exception of any pro-rated annual incentive) and Other Benefits.

Excise Tax Cutback. If the amounts payable to an executive under the change in control agreement trigger payment of an excise tax, an accounting firm designated by the Company prior to the change in control will determine the after-tax benefit to the executive: (1) with the full payment of amounts due and payment by the executive of any resulting excise tax; and (2) after reducing the payment benefits to the extent necessary to avoid triggering the excise tax liability. The executive will be paid the amount that produces the greater after-tax benefit and any excise tax will be paid by the executive.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Upon a Change in Control

The table on page 65 provides information with respect to the incremental additional benefits and payments to the named executive officers as of December 31, 2019 under the scenarios covered by the change in control agreements described above and the Company’s policies and programs assuming their employment is terminated following a change in control.

The amounts in the tables are in the following categories:

•	Accrued Obligation Payment (as defined on page 63).

•	Base Salary and Annual Incentive. Includes a payment equal to two times the executive’s annual base salary and average annual incentive awarded during the past three years.

•	Long-Term Incentive. Includes the value at December 31, 2019 of unvested options, Internal Metric PSUs, Relative TSR PSUs and RSUs that would be payable in accordance with their terms.

•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 43 as well as the value of short-term and long-term disability payments.

•	Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services for up to one year and, for named executive officers who have elected medical benefit coverage, continued medical benefit coverage for up to 18 months.

64	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Retirement	Incapacity(1)	Death(2)
Douglas A. Pertz	Accrued Obligation Payment	$—	$—	$1,702,138	$—	$1,702,138	$1,702,138
	Base Salary and Bonus	—	—	5,404,276	—	—	—
	Long Term Incentive(3)	—	—	27,662,820	—	27,662,820	27,662,820
	Benefit Plans	—	—	—	—	497,226	2,721,497
	Outplacement Services and Other Benefits	—	—	27,526	—	—	—
	Total	—	—	34,796,760	—	29,862,184	32,086,455
Ronald J. Domanico	Accrued Obligation Payment	—	—	667,684	—	667,684	667,684
	Base Salary and Bonus	—	—	2,585,368	—	—	—
	Long Term Incentive(3)	—	—	5,595,679	—	5,595,679	5,595,679
	Benefit Plans	—	—	—	—	310,766	1,700,935
	Outplacement Services and Other Benefits	—	—	28,890	—	—	—
	Total	—	—	8,877,621	—	6,574,129	7,964,298
Michael F. Beech	Accrued Obligation Payment	—	—	433,321	—	433,321	433,321
	Base Salary and Bonus	—	—	1,956,642	—	—	—
	Long Term Incentive(3)	—	—	2,863,851	2,863,851	2,863,851	2,863,851
	Benefit Plans	—	—	—	—	270,988	1,483,216
	Outplacement Services and Other Benefits	—	—	28,725	—	—	—
	Total	—	—	5,282,539	2,863,851	3,568,160	4,780,388
Dana C. O’Brien	Accrued Obligation Payment	—	—	360,500	—	360,500	360,500
	Base Salary and Bonus	—	—	1,751,000	—	—	—
	Long Term Incentive(3)	—	—	1,379,736	—	1,379,736	1,379,736
	Benefit Plans	—	—	—	—	256,072	1,401,571
	Outplacement Services and Other Benefits	—	—	17,448	—	—	—
	Total	—	—	3,508,684	—	1,996,308	3,141,807
Raphael J. Shemanski	Accrued Obligation Payment	—	—	528,800	—	528,800	528,800
	Base Salary and Bonus	—	—	2,257,600	—	—	—
	Long Term Incentive(3)	—	—	3,236,847	—	3,236,847	3,236,847
	Benefit Plans	—	—	—	—	298,336	1,632,898
	Outplacement Services and Other Benefits	—	—	33,741	—	—	—
	Total	—	—	6,056,988	—	4,063,983	5,398,545

(1)

In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments, discounted at 1.91%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees.

(2)

Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 2.17%.

(3)

Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2019, and the option’s exercise price. If the option’s exercise price is less than the December 31, 2019 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2019. Unvested Relative TSR PSUs and Internal Metric PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2019.

Terms of Separation for Mr. Zukerman

As previously noted in this proxy statement, Mr. Zukerman entered into a Consulting Agreement with the Company on May 8, 2019 in connection with a transition in his role from Executive Vice President of the Company to a non-executive employee, reporting to the CEO in a consultant capacity. Recognizing Mr. Zukerman’s nearly 25-year tenure with the Company and deep experience with the Brink’s Global Services (“BGS”) business, the agreement was designed to ensure a smooth transition of leadership with respect to his responsibilities in various areas, including customer relations, management succession planning within his organization, implementation of BGS strategy and integration activities of recent and planned M&A activity, for

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The Brink’s Company

the 21-month period from July 2019 through March 2021. The consulting agreement provided for the following items:

•	Monthly consulting fee of $29,762 per month through March 2021;

•	Pro-rated 2019 annual incentive award, paid based on actual Company performance and based on service through June 30, 2019;

•	Continued vesting of outstanding equity awards granted prior to January 1, 2019, unless he is terminated for Cause; and

•	Continued retirement, medical and other benefits.

Additionally, in connection with this agreement, Mr. Zukerman:

•	Forfeited his 2019 annual LTI grant in its entirety, which had a grant date fair value of $1,249,885;

•	Will not be eligible for any future annual or long-term incentive awards in 2019, 2020 or 2021;

•

Will not receive any cash severance benefits (if Mr. Zukerman were terminated pursuant the Severance Pay Plan, he would have received one times the sum of base salary and target bonus, health and welfare benefits for 12 months and continuation of vesting of annual equity awards for one year); and

•

Executed a release of claims in favor of the Company and its affiliates and is bound by restrictive covenants regarding confidential information, non-competition and non-solicitation of customers and employees during the remainder of his employment period.

Despite the continued employment arrangement under the Consulting Agreement through 2021 (during which pre-2019 equity awards will continue to vest in the normal course), the Agreement was a modification of Mr. Zukerman’s outstanding equity awards pursuant to FASB ASC Topic 718, resulting in a new fair value for awards granted prior to 2019. The aggregate value of all modified equity awards as of the date of the Consulting Agreement, as well as the 2019 equity awards that were subsequently forfeited, is shown in the Summary Compensation Table (approximately $10.5 million, of which $9.3 million is associated with the modification of the outstanding pre-2019 equity awards). The $9.3 million fair value of the modified awards was driven primarily by the higher price of the Company’s stock price at the date the awards were modified. The actual value of the pre-2019 (modified) awards that will be realized by Mr. Zukerman will be determined based on stock price at the date of settlement and performance against pre-established financial goals, as applicable. No new equity grants were made in connection with the Consulting Agreement.

The table below represents the payments made or projected to be made to Mr. Zukerman in accordance with the terms of the Consulting Agreement.

Mr. Zukerman	Monthly Consulting Fees(1)	$625,002
	2019 Annual Incentive Payment	248,063
	Other Benefits(2)	3,859
	Continued Vesting of Equity Awards(3)	4,136,877

(1)	Includes aggregate fees to be paid from July 2019 through March 2021.
(2)

Reflects projected payment of accident and loss of earnings (sickness) insurance premiums through March 2021 (for which amounts were converted from Swiss francs (CHF) to U.S. dollars (USD) using an exchange rate of 1 CHF = 1.02230 USD).

(3)

Reflects the market value of equity awards that vested in February 2020 as of the settlement date and the estimated value of all other outstanding awards. Actual values will depend on the level of achievement of performance targets as well as market values in future periods.

66	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Chief Executive Officer Pay Ratio for 2019

Pursuant to Item 402(u) of Regulation S-K promulgated under the Exchange Act, as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median annual total compensation of all of the Company’s employees, the total compensation of the Company’s chief executive officer, and the ratio of these two amounts. The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median employee and then determine annual total compensation for 2019 were as follows:

In determining the median total compensation of all employees, we prepared a list of all employees as of December 31, 2019 and the taxable wages (determined in accordance with local laws in each jurisdiction in which the Company’s employees are employed) for each employee for 2019. We included all employees, whether employed on a full-time, part-time or seasonal basis. 2019 taxable wages were annualized for any employees who joined the Company after January 1, 2019.

We then identified the median total compensation among the list of taxable wages for these

64,901 employees. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the wages paid to any employee outside of the U.S.

As set forth in the table below, our chief executive officer to global median employee pay ratio is 679:1 for 2019. As described in the Compensation Discussion & Analysis, the Compensation and Benefits Committee reviews and approves target compensation for the Company’s Chief Executive Officer, taking into account relevant market data and the executive’s performance and expected future contributions to the Company. In 2019, approximately 88% of the CEO’s target compensation was performance-based, at-risk compensation. Compensation for employees other than the Company’s senior executives, including the median employee, are determined by local management, taking into account relevant market data for that geography, criticality of the employee’s role, and the employee’s performance and expected future contributions to the Company.

Median Employee Total Annual Compensation	CEO Total Annual Compensation	CEO to Median Employee Pay Ratio	Market	Employee Status
$12,379	$8,401,209	679:1	All markets (U.S. and international)	full-time, part-time, seasonal, temporary
$37,021	$8,401,209	227:1	U.S. only	full-time, part-time, seasonal, temporary

Facts to Consider Regarding Our Employees

•	The Company’s employees are located in 45 countries.

•	Approximately 82% of the Company’s employees are located outside of the U.S.

•	Of this 82%, approximately 82% are located in lower wage geographies, where the average annual salary is less than 50% of the average salary for our U.S. employees.

Given that 82% of the Company’s employees are located outside of the U.S., mostly in lower wage geographies, and that a vast majority of the positions are hourly direct labor, many of whom are temporary or seasonal employees, whose compensation is not annualized per the SEC rules, the compensation of our median global employee (who is employed outside of the U.S.) is significantly lower than our U.S. employee base, which leads to a higher global chief executive officer pay ratio.

In light of the significant percentage of employees located outside of the U.S., we also conducted a review of the 2019 taxable wages employees in the U.S. We included all employees, whether employed on a full-time, part-time, or seasonal basis. 2019 taxable wages were annualized for any employees who joined the Company after January 1, 2019. We then identified the median total compensation among the list of taxable wages for these 11,823 employees. The median U.S. employee’s total annual compensation for 2019 was $37,021 and the ratio of the chief executive officer to the median U.S. employee’s total annual compensation was 227:1.

2020 Proxy Statement	67

The Brink’s Company

The pay ratios included in this information are reasonable estimates, calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their ratio, the estimated CEO pay ratio information provided herein should not be used as a basis for comparison between companies.

68	2020 Proxy Statement

The Brink’s Company

DIRECTOR COMPENSATION

The following table describes the key components of compensation for the non-employee directors as of December 31, 2019.

Compensation Element	2019 Value	Additional Information
Annual Retainer	$80,000	Paid in cash.*
Deferred Stock Units (“DSUs”)	$125,000

Annual grant of DSUs approved by the Board. DSUs vest on the first anniversary of the grant date and, in general, will be forfeited if the director leaves before the DSUs vest. DSUs are settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date.

Non-Executive Chairman Fee	$110,000	50% paid in cash and 50% paid in Brink’s Common Stock to the Company’s Non-Executive Chairman.
Committee Chair Retainer	$25,000	Paid in cash to the Chair of the Audit Committee.
	$20,000	Paid in cash to the Chair of the Compensation Committee.
	$15,000	Paid in cash to the Chairs of the Corporate Governance and Finance Committees.
Non-Chair Committee Retainer	$12,500	Paid in cash to each non-Chair member of the Audit Committee.
	$10,000	Paid in cash to each non-Chair member of the Compensation Committee.
	$7,500	Paid in cash to each non-Chair member of the Corporate Governance and Finance Committees.

*

Directors are eligible to receive a special meeting fee in the event that the Board or its committee holds more than five additional meetings (other than those planned for the year) in the amount of $1,750 per in-person meeting and $1,500 per telephonic meeting.

Director Equity

Under the terms of the 2017 Equity Incentive Plan (approved by shareholders in May 2017), directors received equity awards, including the annual grant of Deferred Stock Units (“DSUs”). Pursuant to the terms of the plan, the Board may grant non-employee directors equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof. The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award.

Under the 2017 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the closing price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures approved by the Committee.

In 2019, directors received grants of DSUs that vest and will be settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date. In general, DSUs are forfeited if a director leaves before the vesting date. The Chairman of the Board receives a portion of his annual fee in the form of Brink’s Common Stock and certain directors elected to receive all or a portion of their 2019 annual retainers and/or fees in the form of Brink’s Common Stock. More information about Common Stock held by directors appears under “Stock Ownership” beginning on page 72.

2020 Proxy Statement	69

The Brink’s Company

Stock Ownership Guideline

Non-employee directors are required to meet a stock ownership guideline of five times the annual retainer. Until a director has met the ownership guideline, he or she must hold at least 50% of any shares acquired through vesting of equity awards. The Corporate Governance Committee annually reviews directors’

compliance with the guideline. Shares counted towards the ownership guideline include Brink’s Common Stock, deferred stock units, shares of restricted stock, and unvested and vested restricted stock units, but not unexercised stock options.

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees (the “Deferral Plan”), a director may elect to defer receipt of his or her cash retainer, fees, and/or dividend equivalent payments (for equity awards prior to 2017) to future years, into one or more investment options, in amounts between 10% and 100%. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the Deferral Plan, to receive a distribution in up to ten equal annual installments. Under the Deferral Plan a director may also elect to defer equity awards, including DSUs and retainer fees elected to be paid in shares of Brink’s common stock. Distributions of deferred equity awards will be made in a single lump sum distribution of Brink’s Common Stock on a one-for-one basis. Directors may elect to have these deferred equity awards distributed on a specified date, or after their separation from service on the Board.

Business Travel Accident Insurance Plan

The Company provides directors with insurance benefits payable in the event of their death, dismemberment, loss of sight, speech, hearing or permanent and total disability if the loss occurs as a result of an accident while the director is traveling on Company business.

Director Compensation Table

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Kathie J. Andrade	37,110	91,737	—	—	128,847
Paul G. Boynton	106,901	124,976	71,297	12,027	315,201
Ian D. Clough	100,000	124,976	—	—	224,976
Susan E. Docherty	107,500	124,976	—	—	232,476
Reginald D. Hedgebeth	112,500	124,976	41,386	—	278,862
Dan R. Henry	97,500	124,976	10,336	—	232,812
Michael J. Herling	152,677	179,799	38,966	12,380	383,822
George I. Stoeckert	113,058	124,976	—	12,588	250,622

(1)

Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees and fees earned in cash, but elected to be paid in shares of the Company’s common stock. Ms. Andrade’s fees reflect her appoinment to the Board in August 2019.

(2)

Represents the grant date fair value in 2019 related to the allocation of DSUs representing shares of Brink’s Common Stock to each non-employee director under the terms of the 2017 Equity Incentive Plan and the grant date fair value of stock awards made to Mr. Herling as a portion of his compensation for service as Non-Executive Chairman of the Board. For Ms. Andrade, includes a pro-rated DSU award in connection with her appointment to the Board in August 2019.

70	2020 Proxy Statement

DIRECTOR COMPENSATION

The following table sets forth (a) the number of DSUs granted to each non-employee director during the year ended December 31, 2019, (b) the aggregate grant date fair value of the DSUs granted to each non-employee director during the year ended December 31, 2019 and (c) the aggregate number of DSUs credited to each non-employee director as of December 31, 2019.

Name	Deferred Stock Units Granted in 2019	Grant Date Fair Value(a)	Total Deferred Stock Units Held

Ms. Andrade	1,013	$91,737	1,013
Mr. Boynton	1,588	124,976	27,810
Mr. Clough	1,588	124,976	1,588
Ms. Docherty	1,588	124,976	1,588
Mr. Hedgebeth	1,588	124,976	15,157
Mr. Henry	1,588	124,976	1,588
Mr. Herling	1,588	124,976	23,127
Mr. Stoeckert	1,588	124,976	1,588
All Non-Employee Directors as a Group (8 persons)			73,459

(a)

The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the closing quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on May 2, 2019 (for all directors except Ms. Andrade) and on August 8, 2019 (for Ms. Andrade), the respective dates of grant.

(3)

Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Directors may also elect to have deferred fees notionally invested in one or more mutual funds (which mirror funds available under the Key Employees’ Deferred Compensation Plan). For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” on page 70. There is no pension plan for the Board.

(4)

Reflects the value of the perquisites and other personal benefits provided to certain non-employee directors in 2019 in connection with attendance at a meeting of the Board of Directors. For purposes of computing the dollar amounts of the items listed below, the Company used the actual cost of providing the perquisite or other personal benefit to the non-employee director. Includes 2019 matching charitable awards made by Brink’s in 2019 as part of the Company’s matching gifts program (which is available to all employees and directors of the Company), in the amounts of $10,000 for Mr. Boynton, $10,000 for Mr. Herling, and $10,000 for Mr. Stoeckert. Under the Company’s matching gifts program, the Company matches charitable gifts made by full-time employees and directors to eligible educational and cultural institutions, social service community organizations, hospitals and environmental organizations.

Name	Personal and Spousal Travel and Entertainment

Mr. Boynton	$2,027
Mr. Herling	2,380
Mr. Stoeckert	2,588

Directors’ Stock Accumulation Plan

Prior to 2015, the Board granted awards of Directors’ Stock Accumulation Plan units (“DSAP Units”) under the Directors’ Stock Accumulation Plan, which expired by its terms on May 15, 2015. DSAP Units vested one year from their grant dates and are settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board.

The following table sets forth the aggregate number of DSAP Units held by each non-employee director as of December 31, 2019 based on previous grants under the Directors’ Stock Accumulation Plan. Mmes. Andrade and Docherty and Messrs. Clough, Henry, and Stoeckert joined the Board after the Directors’ Stock Accumulation Plan expired, and therefore do not have any DSAP Units.

Name	Total DSAP Units Held
Ms. Andrade	—
Mr. Boynton	4,559
Mr. Clough	—
Ms. Docherty	—
Mr. Hedgebeth	2,363
Mr. Henry	—
Mr. Herling	5,603
Mr. Stoeckert	—
All Non-Employee Directors as a Group (8 persons)	12,525

2020 Proxy Statement	71

The Brink’s Company

STOCK OWNERSHIP

Directors and Officers

The following table shows the beneficial ownership of our common shares as of January 10, 2020 by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of January 10, 2020. Except as otherwise indicated, a person has sole voting and investment power with respect to the shares of Brink’s Common Stock beneficially owned by that person.

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)	Percent of Class*	Number of Other Units Owned(b)(c)
Ms. Andrade	—	*	1,013
Mr. Beech	84,179	*	13,540
Mr. Boynton	14,819	*	17,558
Mr. Clough	11,080	*	1,588
Ms. Docherty	5,280	*	1,588
Mr. Domanico	195,559	*	19,855
Mr. Hedgebeth	12,619	*	11,669
Mr. Henry	4,210	*	1,588
Mr. Herling	17,114	*	20,077
Ms. O’Brien	—	*	7,910
Mr. Pertz(d)	993,877	1.97%	15,719
Mr. Shemanski	52,380	*	13,089
Mr. Stoeckert	21,202	*	1,588
Mr. Zukerman	164,861	*	1,411
All directors and executive officers as a group (17 persons)	1,634,553	3.24%	153,463

*	Based on the number of shares outstanding as of March 2, 2020. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

72	2020 Proxy Statement

STOCK OWNERSHIP

(a)

Includes, for the following directors and executive officers, shares of Brink’s Common Stock that could be acquired within 60 days after January 10, 2020: (1) for certain executive officers, upon exercise of options awarded under the 2013 Equity Incentive Plan or 2017 Equity Incentive Plan; (2) for each executive officer, upon vesting of Restricted Stock Units awarded under the 2013 Equity Incentive Plan or 2017 Equity Incentive Plan; (3) for certain executive officers, upon vesting of outstanding PSUs at target levels; and (4) for each of Messrs. Boynton, Hedgebeth and Herling upon settlement of units credited to his account under the Directors’ Stock Accumulation Plan and/or the Plan for Deferral of Directors’ Fees, as follows:

Mr. Beech	22,242
Mr. Boynton	14,820
Mr. Domanico	129,312
Mr. Hedgebeth	5,856
Mr. Henry	1,750
Mr. Herling	8,664
Mr. Pertz	672,705
Mr. Shemanski	29,129
Mr. Zukerman	48,657
All directors and named executive officers as a group	933,135

Also includes, for Mr. Shemanski 20,898 shares pledged to TD Ameritrade in connection with a margin loan and for Mr. Henry 1,750 shares pledged to Charles Schwab in connection with a margin loan. Such shares were pledged by each of Messrs. Shemanski and Henry prior to January 1, 2020, the effective date of a change in Brink’s policy. As of January 1, 2020, directors and executive officers are no longer permitted to pledge Brink’s securities. See page 45 for additional information.

(b)

Each non-employee director also holds units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 10, 2020: (1) under the 2017 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan (Deferred Stock Units), which will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board; (2) under the 2013 or 2017 Equity Incentive Plan, which will be settled in Brink’s Common Stock on a one-for-one basis upon vesting; (3) as a result of compensation elected to be received in stock and deferred under the Plan for the Deferral of Directors’ Fees; and, or (4) as a result of Deferred Stock Units awarded under the 2017 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan that have vested but, pursuant to an election by a director, have been further deferred under the Plan for the Deferral of Directors’ Fees. These Deferred Stock Units are not included in the number of shares of Brink’s Common Stock beneficially owned by such persons. For additional information about the Deferred Stock Units, see “Director Compensation.”

(c)

Each named executive officer, other than Mr. Zukerman, also holds: (1) units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 10, 2020, under the Key Employees’ Deferred Compensation Program (Deferred Compensation Units), which will be settled in Brink’s Common Stock on a one-for-one basis on a date selected by the individual or six months after the individual’s separation from service, and/or (2) Restricted Stock Units issued under the 2013 Equity Incentive Plan or the 2017 Equity Incentive Plan, which will be settled in Brink’s Common Stock on a one-for-one basis after a vesting period, as follows:

	Deferred Compensation Units	Restricted Stock Units	Total
Mr. Pertz	15,719	—	15,719
Mr. Domanico	9,749	10,106	19,855
Mr. Beech	8,904	4,636	13,540
Ms. O’Brien	—	7,910	7,910
Mr. Shemanski	5,946	7,143	13,089

For additional information about the Deferred Compensation Units, see “Non-qualified Deferred Compensation” on page 56 and “Grants of Plan-Based Awards” on page 50.

(d)

Includes 5,000 shares held by a trust for the benefit of Mr. Pertz’s spouse, 2,200 shares held by an Individual Retirement Account (“IRA”) for the benefit of Mr. Pertz’s spouse, and 215,382 options held by an LLC, the members of which are trusts of which Mr. Pertz and members of his immediate family are the sole beneficiaries.

2020 Proxy Statement	73

The Brink’s Company

Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(a)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,791,934(b)	11.48%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,663,360(c)	9.25%
T. Rowe Price Associates, Inc. 100 E. Pratt St. Baltimore, MD 21202	2,837,670(d)	5.63%

(a)	The ownership percentages set forth in this column are based on the assumption that each beneficial owner continued to own the number of shares reflected in the table on March 2, 2020.

(b)

Based solely on Amendment No. 9 to a report on Schedule 13G filed with the SEC on February 3, 2020 by BlackRock, Inc. (“BlackRock”), BlackRock had sole voting power over 5,703,480 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 5,791,934 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(c)

Based solely on Amendment No. 8 to a report on Schedule 13 G filed with the SEC on February 10, 2020 by The Vanguard Group (“Vanguard”), Vanguard had sole voting power over 104,897 shares of Brink’s Common Stock, shared voting power over 7,790 shares of Brink’s Common Stock, sole dispositive power over 4,557,011 shares of Brink’s Common Stock and shared dispositive power over 106,349 shares of Brink’s Common Stock.

(d)

Based solely on Amendment No. 1 to a report on Schedule 13G filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. (“T. Rowe”), T. Rowe had sole voting power over 576,962 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,837,670 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2019, its officers, directors and greater-than-10% beneficial owners timely filed all required reports, except that, due to administrative errors Forms 4 were not filed within the required period for the following: Dan Henry, an annual vesting of equity grant; Douglas A. Pertz: (i) reporting the disposition of shares for tax withholding purposes following the settlement of PSU awards and (ii) reporting of vesting of an RSU award; and Amit Zukerman reporting an open market sale of common stock. In addition a late Form 3 was filed for Raphael J. Shemanski.

74	2020 Proxy Statement

STOCK OWNERSHIP

Equity Compensation Plan Information

The following table provides information, as of December 31, 2019, regarding shares that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)

Equity compensation plans approved by security holders	2,491,766	(1)	$53.29	(2)	5,955,472
Equity compensation plans not approved by security holders	—		—		—

Total	2,491,766		$53.29		5,955,472

(1)

Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2013 Equity Incentive Plan, the 2017 Equity Incentive Plan, the Non-Employee Directors’ Equity Plan and the Plan for Deferral of Directors’ Fees. PSUs credited after 2016 under the 2013 Equity Incentive Plan and under the 2017 Equity Incentive Plan are included at target. PSUs credited during 2017 under the 2013 Equity Incentive Plan are included at the amounts approved in February 2020. The number of shares to be paid, if any, following the conclusion of the applicable performance measurement period, will depend on the Company’s achievement of pre-established performance goals and the Company’s TSR relative to a company defined peer group. See “Equity Awards under the 2017 Equity Incentive Plan” beginning on page 39.

(2)	Does not include awards described in footnote (1).

2020 Proxy Statement	75

The Brink’s Company

PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and the Board recommends approval of such selection by the shareholders. The Audit Committee is directly responsible for the selection, evaluation, compensation (including negotiation of fees), retention and oversight of the Company’s independent registered public accounting firm. In order to assure the continued independence of the firm, the Audit Committee periodically considers whether there should be rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the firm’s lead engagement partner, the Audit Committee, led by its Chair, is directly involved in the selection of the new lead engagement partner.

Change in Auditor

After the conclusion of a competitive auditor selection process, on March 2, 2020, the Audit Committee approved the engagement of KPMG to serve as the Company’s independent registered public accounting firm and notified Deloitte and Touche LLP (“Deloitte”) of its dismissal.

The dismissal of Deloitte as the Company’s independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by Deloitte.

The audit reports of Deloitte on the Company’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The audit reports of Deloitte on the effectiveness of internal control over financial reporting as of December 31, 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years and in the subsequent interim period prior to March 2, 2020, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreement in connection with its reports on the financial statements for such periods.

One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of Deloitte are not expected to attend the annual meeting.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed by Deloitte, our independent registered public accounting firm for the fiscal years ended December 31, 2019 and December 31, 2018.

	2019	2018
	(In thousands)

Audit Fees	$3,873	$3,752
Audit-Related Fees	180	330
Tax Fees	430	258
All Other Fees	20	33

Total Fees	$4,503	$4,373

76	2020 Proxy Statement

PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by Deloitte was compatible with maintaining Deloitte’s independence.

Procedures for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted written procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the members of the Company’s Legal and Finance Departments to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE FOR APPROVAL OF THE SELECTION

OF KPMG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

2020 Proxy Statement	77

The Brink’s Company

AUDIT AND ETHICS COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the Audit Committee is “independent” as required by the applicable listing standards of the NYSE and the rules of the SEC. During the fiscal year ended December 31, 2019, the Audit Committee met eight times, and the Audit Committee reviewed and discussed the financial information contained in the Company’s Annual Report on Form 10-K, interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with the Company’s Chief Financial Officer and the independent registered public accounting firm prior to public release.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In connection with the responsibilities set forth in its charter, the Audit Committee has:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management and Deloitte, the Company’s independent auditors;

•

discussed with Deloitte the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees, which superseded the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Reginald D. Hedgebeth, Chair

Kathie J. Andrade

Ian D. Clough

George I. Stoeckert

78	2020 Proxy Statement

The Brink’s Company

OTHER INFORMATION

Shareholder Proposals and Director Nominations

Under the regulations of the SEC, any shareholder desiring to submit a proposal pursuant to Rule 14a-8 of the Exchange Act to be acted upon at the 2020 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary at the address provided below under “Availability of Documents” no later than November 27, 2020, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” on page 16, stating in detail the qualifications of such nominees for consideration. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring business (other than pursuant to Rule 14a-8) before annual meetings. For a shareholder to nominate a director or directors at the 2020 annual meeting other than the nomination of a director for inclusion in the Company’s proxy statement, or bring other business before the 2020 annual meeting, notice must be received by the Corporate Secretary at the principal office of the Company not later than the close of business on January 8, 2021, nor earlier than the close of business on November 9, 2020. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder, or group of up to 20 shareholders, who has owned at least 3% of the outstanding shares of the Company’s Common Stock continuously for at least three years, is eligible to nominate and include director nominees (up to the greater of 2 or 20% of the number of directors on the Board of Directors) in the Company’s proxy materials for the 2020 Annual Meeting of Shareholders. Any eligible shareholder, or group of shareholders, wishing to do so, must give notice in writing of the proposed nomination, along with certain nomination materials, to the Secretary of the Company, delivered by November 27, 2020. The notice and accompanying nomination materials must meet the requirements set forth in the Company’s bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinks.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, the Governance Policies, Code of Ethics and the charters of the Audit,

Compensation, Corporate Governance and Finance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 by contacting the Corporate Secretary at the address listed above under “Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

2020 Proxy Statement	79

The Brink’s Company

Incorporation by Reference

The reconciliation of our non-GAAP financial measures in Part II, Item 7 beginning on page 33 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, is hereby incorporated by reference into this proxy statement.

LINDSAY K. BLACKWOOD

Secretary

March 27, 2020

80	2020 Proxy Statement

The Brink’s Company

APPENDIX A

Non-GAAP Reconciliation

This proxy statement refers to non-GAAP revenue, operating profit, and cash flow, which are financial measures that are not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The purpose of the non-GAAP results is to report financial information from the primary operations of our business by excluding the effects of certain income and expenses that do not reflect the ordinary earnings of our operations. The non-GAAP financial measures are intended to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance.

2018 and 2019 Non-GAAP Results Reconciled to GAAP

The Brink’s Company and subsidiaries

(In millions)

	Full Year 2018	Full Year 2019
Revenues:
GAAP	$3,488.9	$3,683.2
Venezuela operations(a)	(51.4)	—
Acquisitions and dispositions(a)	—	0.5
Internal loss(a)	—	(4.0)

Non-GAAP	$3,437.5	$3,679.7

Operating profit (loss):
GAAP	$274.7	$236.8
Venezuela operations(a)	(2.3)	—
Reorganization and Restructuring(a)	20.6	28.8
Acquisitions and dispositions(a)	41.4	88.5
Argentina highly inflationary impact(a)	8.0	14.5
Internal loss(a)	—	20.9
Reporting compliance(a)	4.5	2.1

Non-GAAP	$346.9	$391.6

Cash flows from operating activities
Operating activities - GAAP		$368.6
(Increase) decrease in restricted cash held for customers		(23.7)
(Increase) decrease in certain customer obligations(b)		(11.4)

Operating activities - non-GAAP		$333.5

Capital expenditures - GAAP		(164.8)

Free cash flow before dividends		$168.7

(a)

See “Other Items Not Allocated To Segments” below for details. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance.

(b)

To adjust for the change in the balance of customer obligations related to cash received and processed in certain of our secure Cash Management Services operations. The title to this cash transfers to us for a short period of time. The cash is generally credited to customers’ accounts the following day and we do not consider it as available for general corporate purposes in the management of our liquidity and capital resources.

2020 Proxy Statement	A-1

The Brink’s Company

Other Items Not Allocated To Segments (Unaudited)

The Brink’s Company and subsidiaries

Brink’s measures its segment results before income and expenses for corporate activities and for certain other items. See below for a summary of the other items not allocated to segments.

Venezuela operations Prior to the deconsolidation of our Venezuelan subsidiaries effective June 30, 2018, we excluded from our segment results all of our Venezuela operating results, due to the Venezuelan government’s restrictions that have prevented us from repatriating funds. As a result, the Chief Executive Officer, the Company’s Chief Operating Decision maker (“CODM”), has assessed segment performance and has made resource decisions by segment excluding Venezuela operating results.

Reorganization and Restructuring

2016 Restructuring

In the fourth quarter of 2016, management implemented restructuring actions across our global business operations and our corporate functions. As a result of these actions, we recognized charges of $18.1 million in 2016, an additional $17.3 million in 2017 and $13.0 million in 2018. The actions under this program were substantially completed in 2018, with cumulative pretax charges of approximately $48 million.

Other Restructurings

Management periodically implements restructuring actions in targeted sections of our business. As a result of these actions, we recognized charges of $4.6 million in 2017, $7.6 million in 2018 and $28.8 million in 2019, primarily severance costs. For the current restructuring actions, we expect to incur additional costs between $1 million and $3 million in future periods.

Due to the unique circumstances around these charges, these management-directed items have not been allocated to segment results and are excluded from non-GAAP results.

Acquisitions and dispositions Certain acquisition and disposition items that are not considered part of the ongoing activities of the business and are special in nature are consistently excluded from non-GAAP results. These items are described below:

2019 Acquisitions and Dispositions

•	We incurred $43.1 million in integration costs related to Dunbar, Rodoban, COMEF and TVS in 2019.

•	Amortization expense for acquisition-related intangible assets was $27.8 million in 2019.

•	Restructuring costs related to acquisitions, primarily Rodoban and Dunbar, were $5.6 million in 2019.

•	Transaction costs related to business acquisitions were $7.9 million in 2019.

•	Compensation expense related to the retention of key Dunbar employees was $1.5 million in 2019.

•	In 2019, we recognized $2.2 million in net charges, primarily asset impairment and severance costs, related to the exit from our top-up prepaid mobile phone business in Brazil.

2018 Acquisitions and Dispositions

•	Amortization expense for acquisition-related intangible assets was $17.7 million in 2018.

•	Integration costs in 2018 related to acquisitions in France and the U.S. were $8.1 million.

•	2018 transaction costs related to business acquisitions were $6.7 million.

•	We incurred 2018 severance charges related to our acquisitions in Argentina, France, U.S. and Brazil of $5.0 million.

A-2	2020 Proxy Statement

APPENDIX A

•	Compensation expense related to the retention of key Dunbar employees was $4.1 million in 2018.

•	We recognized a net gain in 2018 ($2.6 million, net of statutory employee benefit) on the sale of real estate in Mexico.

Argentina highly inflationary impact Beginning in the third quarter of 2018, we designated Argentina’s economy as highly inflationary for accounting purposes. As a result, Argentine peso-denominated monetary assets and liabilities are now remeasured at each balance sheet date to the currency exchange rate then in effect, with currency remeasurement gains and losses recognized in earnings. In addition, nonmonetary assets retain a higher historical basis when the currency is devalued. The higher historical basis results in incremental expense being recognized when the nonmonetary assets are consumed. In the second half of 2018, we recognized $8.0 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $6.2 million. In 2019, we recognized $14.5 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $11.3 million. These amounts are excluded from non-GAAP results.

Internal loss A former non-management employee in our U.S. global services operations embezzled funds from Brink’s in prior years. Except for a small deductible amount, the amount of the internal loss related to the embezzlement was covered by our insurance. In an effort to cover up the embezzlement, the former employee intentionally misstated the underlying accounts receivable subledger data. In 2019, we incurred $4.5 million in costs (primarily third party expenses) to reconstruct the accounts receivables subledger. In the third quarter of 2019, we were able to identify $4.0 million of revenues billed and collected in prior periods which had never been recorded in the general ledger. We also identified and recorded $0.3 million in bank fees, which had been incurred in prior periods. The rebuild of the subledger was completed during the third quarter of 2019. Based on the reconstructed subledger, we were able to analyze and quantify the uncollected receivables from prior periods. Although we plan to attempt to collect these receivables, we estimated an increase to bad debt expense of $13.7 million in the third quarter of 2019. The estimate of the allowance for doubtful accounts was adjusted in the fourth quarter of 2019 for an additional $6.4 million and will be adjusted in future periods, if needed, as assumptions related to the collectability of these accounts receivable change. Out of the total $20.1 million in bad debt expense recorded in the second half of 2019, $19.2 million represented an allowance on $34.0 million of accounts receivable or 56%. Due to the unusual nature of this internal loss and the related errors in the subledger data, along with the fact that management has excluded these amounts when evaluating internal performance, we have excluded these net charges from segment and non-GAAP results.

Reporting compliance Certain compliance costs (primarily third party expenses) are excluded from non-GAAP results. These costs relate to the implementation and January 1, 2019 adoption of the new lease accounting standard ($2.7 million in 2018 and $1.8 million in 2019) and the mitigation of material weaknesses ($1.8 million in 2018 and $0.3 million in 2019).

2020 Proxy Statement	A-3

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK'S COMPANY

May 8, 2020

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

00003333333330330000 2 050820

1. Elect nine directors for a term expiring in 2021:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE
ANNUAL
BRINK’S
MEETING OF SHAREHOLDERS
COMPANY
OF May 8, 2020 PROXY VOTING INSTRUCTIONS
- Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
Vote online until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON—You may vote your shares in person by attending the Annual Meeting.
GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.
COMPANY NUMBER ACCOUNT NUMBER
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:
The Brink’s Company’s 2019 annual report to shareholders and 2020 proxy statement are available at http://investors.brinks.com/2020annualmeetingmaterials
Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.
00003333333330330000 2 050820
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
The undersigned hereby authorizes the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may come before the meeting.
1. Kathie Elect nine J. Andrade directors for a term expiring in 2021: Paul G. Boynton Ian D. Clough Susan E. Docherty Reginald D. Hedgebeth Dan R. Henry Michael J. Herling Douglas A. Pertz George I. Stoeckert
The Board of Directors recommends a vote FOR the following proposals:
2. Advisory vote to approve named executive officer compensation.
3. Approval of KPMG LLP as the Company’s independent registered public accounting firm for 2020.
FOR AGAINST ABSTAIN
To indicate change your the new address address on your in the account, address please space check above. the    Please box at note right and that changes this method. to the registered name(s) on the account may not be submitted via
Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such.    When    If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full
Signature of Shareholder Date: Signature of Shareholder Date:
The Board of Directors recommends a vote FOR each of the listed nominees.

0
—————————
14475
THE BRINK’S COMPANY
Proxy Card Solicited on Behalf of the Board of Directors
for Annual Meeting of Shareholders, May 8, 2020
The undersigned hereby appoints Ronald J. Domanico and Lindsay K. Blackwood and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink’s Company at the Annual Meeting of Shareholders to be held on May
8, 2020, at 10:00 a.m., Central Time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.
If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the
Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.
(Continued and to be signed on the reverse side)
1.1